Exhibit 99.1

eHEALTH, INC.
EXPLANATORY NOTE

eHealth, Inc., or eHealth, is filing this Current Report on Form 8-K to revise the "Selected Consolidated Financial Data," “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” comprising Items 6, 7, 7A, and 8, respectively, of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission, or the SEC, on March 19, 2018 (the "2017 Form 10-K"). These sections have been recast to reflect eHealth’s adoption of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers”, or Topic 606, as of January 1, 2018 using the full retrospective transition method. The revised Items 6, 7, 7A, and 8 have been updated in compliance with generally accepted accounting principles to reflect the retrospective adoption of Topic 606 for the respective periods noted.

This Form 8-K, with the exception of the foregoing and the subsequent event described in the last paragraph of Note 11 of Item 8, does not reflect events occurring after the date of filing of the 2017 Form 10-K or update disclosures to already disclosed subsequent events or that are affected by any further subsequent events. Consequently, all other information not affected by the revisions described above is unchanged and reflects the disclosures and other information made at the date of the filing of the 2017 Form 10-K and should be read in conjunction with our filings with the SEC subsequent to such date, including amendments to such filings, if any.

ITEM 6.	SELECTED CONSOLIDATED FINANCIAL DATA

Effective January 1, 2018, we adopted the requirements of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), as discussed in detail in Note 1 Summary of Business and Significant Accounting Policies in the Notes to Consolidated Financial Statements of this Exhibit 99.1 of Form 8-K using the full retrospective approach, which requires adjusting prior periods as if Topic 606 had been in effect as of the beginning of the earliest period presented. Thus, the following selected consolidated financial data for the years ended December 31, 2015, 2016, and 2017, which has been adjusted to reflect the adoption of Topic 606 as of January 1, 2018, should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes included in this Exhibit 99.1 of Form 8-K. See Note 1 Summary of Business and Significant Accounting Policies for additional information on ASU 2014-09 and Note 10 “Adoption Impact of New Revenue Standard” for further discussion of the adoption and the impact on our previously reported historical results in the Notes to Consolidated Financial Statements of this Exhibit 99.1 of Form 8-K.

Consolidated Statements of Operations Data (in thousands, except per share amounts):	Year Ended December 31,
	2013 (2)	2014 (2)	2015 (3)	2016 (3)	2017 (3)
Revenue:
Commission	$153,383	$158,626	$184,933	$177,234	$176,883
Other	25,797	21,051	18,414	16,090	13,823
Total revenue	179,180	179,677	203,347	193,324	190,706
Operating costs and expenses:
Cost of revenue	5,461	4,494	1,947	862	582
Marketing and advertising (1)	71,660	69,732	75,571	72,213	65,874
Customer care and enrollment (1)	35,099	42,745	43,159	48,718	59,183
Technology and content (1)	32,579	40,390	36,351	32,749	32,889
General and administrative (1)	29,235	27,549	30,239	35,216	39,969
Acquisition costs	—	—	—	—	621
Restructuring (1)	—	—	4,541	(297)	—
Amortization of intangible assets	1,414	1,529	1,153	1,040	1,040
Total operating costs and expenses	175,448	186,439	192,961	190,501	200,158
Income (loss) from operations	3,732	(6,762)	10,386	2,823	(9,452)
Other income (expense) net	(92)	(98)	1,285	1,149	1,182
Income (loss) before provision (benefit) for income taxes	3,640	(6,860)	11,671	3,972	(8,270)
Provision (benefit) for income taxes	1,917	9,345	7,707	3,668	(33,696)
Net income (loss)	$1,723	$(16,205)	$3,964	$304	$25,426
Net income (loss) per share:
Basic	$0.09	$(0.88)	$0.22	$0.02	$1.37
Diluted	$0.09	$(0.88)	$0.22	$0.02	$1.33
Weighted average number of shares used in per share amounts:
Basic	19,145	18,367	18,008	18,272	18,512
Diluted	19,846	18,367	18,086	18,314	19,047

(1)	Includes stock-based compensation as follows:

	Year Ended December 31,
	2013	2014	2015	2016	2017
Marketing and advertising	$2,112	$1,692	$1,950	$1,237	$1,033
Customer care and enrollment	342	386	477	497	418
Technology and content	1,641	1,611	1,728	1,836	1,410
General and administrative	3,707	2,188	2,734	3,696	6,833
Restructuring	—	—	113	—	—
Total	$7,802	$5,877	$7,002	$7,266	$9,694

(2)	Financial data for 2013 and 2014 have not been adjusted to reflect the impact of the adoption of ASC 606.

(3)	Financial data for 2015, 2016 and 2017 have been adjusted to reflect the impact of the adoption of ASC 606.

	As of December 31,
	2013 (2)	2014 (2)	2015 (3)	2016 (3)	2017 (3)
Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$107,055	$51,415	$62,710	$61,781	$40,293
Working capital	$97,220	$39,738	$148,509	$146,794	$130,294
Total assets	$166,426	$106,664	$353,545	$357,674	$359,118
Deferred income taxes - non-current	$—	$—	$80,491	$75,403	$45,089
Other non-current liabilities	$6,165	$6,449	$6,257	$4,253	$1,920
Retained earnings	$30,466	$14,261	$169,252	$179,298	$204,724
Total stockholders’ equity	$133,017	$73,478	$236,178	$252,280	$286,664

(2)	Financial data for 2013 and 2014 have not been adjusted to reflect the impact of the adoption of ASC 606.

(3)	Financial data for 2015, 2016 and 2017 have been adjusted to reflect the impact of the adoption of ASC 606.

Revenue By Segment Data (in thousands):	Year Ended December 31,
	2015	2016	2017
Commission revenue:
Medicare	$92,383	$116,226	$135,010
Individual, Family and Small Business	92,550	61,008	41,873
Total commission revenue	184,933	177,234	176,883
Other revenue:
Medicare	5,655	5,930	7,438
Individual, Family and Small Business	12,759	10,160	6,385
Total other revenue	18,414	16,090	13,823
Total revenue	$203,347	$193,324	$190,706

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading private health insurance exchange for individuals, families and small businesses. Through our website addresses (www.eHealth.com,  www.eHealthInsurance.com,  www.eHealthMedicare.com, www.Medicare.com, www.PlanPrescriber.com and www.GoMedigap.com), consumers can get quotes from leading health insurance carriers, compare plans side-by-side, and apply for and purchase Medicare-related, individual and family, small business and ancillary health insurance plans. Our ecommerce technology also enables us to deliver consumers’ health insurance applications electronically to health insurance carriers. As a result, we simplify and streamline the complex and traditionally paper-intensive health insurance sales and purchasing process.

On January 22, 2018, we completed our acquisition of Wealth, Health and Life Advisors, LLC, more commonly known as GoMedigap, a technology-enabled provider of Medicare Supplement enrollment services. GoMedigap has built a leading consumer acquisition and engagement platform focused on meeting the Medicare Supplement insurance needs of its individual customers with a technology-enabled, consumer-centric approach that aligns with our mission and operations. This strategic acquisition significantly enhances our growing presence in the Medicare Supplement market, puts us in a stronger position with carriers and strategic partners and allows us to accelerate our projected Medicare plan enrollment growth in 2018 and beyond. For more information on our acquisition of GoMedigap, see Note 11-Subsequent Events in the Notes to Consolidated Financial Statements of this Exhibit 99.1 of Form 8-K.

We have invested heavily in technology and content related to our ecommerce platforms. We have also invested significant time and resources in obtaining licenses to sell health insurance in all 50 states and the District of Columbia, developing member acquisition programs, obtaining necessary regulatory approvals of our websites and establishing relationships and appointments with leading health insurance carriers, enabling us to offer thousands of health insurance plans online. Our ecommerce platforms can be accessed directly through our websites as well as through our network of marketing partners.

We operate as two distinct reporting segments:

•Medicare and
•Individual, Family and Small Business.

For more information on segment and geographic information, see Note 1-Summary of Business and Significant Accounting Policies and Note 9-Operating Segments, Geographic Information and Significant Customers in the Notes to Consolidated Financial Statements of this Exhibit 99.1 of Form 8-K.

Adoption of Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606)

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The standard is a comprehensive new revenue recognition model requiring an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Effective January 1, 2018, we adopted Topic 606 using the full retrospective method, which required us to revise our historical financial information to be consistent with the new standard. The adoption had a material impact on our consolidated financial statements. The most significant impact of the standard was on our commission revenue. We now recognize revenue based on an estimate of the lifetime value of commissions we expect to collect from Medicare-related, individual and family and ancillary health insurance plans at the time the carrier approves the plans, and for small business health insurance plans, the estimated commissions we expect to collect from the plan over the following 12 months. For additional information on the change in our revenue recognition policy and the related impact to our previously reported results, see Note 1 - Summary of Business and Significant Accounting Policies in the Notes to Consolidated Financial Statements of this Exhibit 99.1 of Form 8-K.

Health Care Reform

In March 2010, the federal Patient Protection and Affordable Care Act and related amendments in the Health Care and Education Reconciliation Act were signed into law. These health care reform laws contain provisions that changed and will continue to change the health insurance industry in substantial ways. We have described various aspects of health care reform in

Part I, Item 1, Business - Health Care Reform and Part I, Item 1A, Risk Factors - Risks Related to Our Business of our Form 10-K filed on March 19, 2018. Various aspects of health care reform may impact our business positively. For instance, the mandate that individuals and families have qualified health insurance or face a tax penalty and the government providing individuals and families’ subsidies in the form of premium tax credits and cost sharing reductions are provisions in the law that could benefit our business. The penalty for violating the mandate has been reduced to zero effective in 2019, and notwithstanding these aspects of health care reform, the implementation of health care reform has significantly reduced our individual and family health insurance membership and commission revenue and could continue to have a material adverse effect on our business and results of operations.

The Trump administration and Republican leadership have repeatedly communicated their intention to alter or repeal the Affordable Care Act, but their efforts to do so have so far been unsuccessful. As a part of the tax reform law that came into effect in December 2017, the tax penalty for violating the individual mandate to have qualifying health insurance was reduced to zero effective in 2019, essentially repealing it. The essential repeal of the individual mandate could have a further adverse impact on the individual and family health insurance market. In addition to the repeal of the mandate, the Trump administration issued an executive order in October 2017 that directed the executive branch of the government to consider proposing regulations and revising guidance to expand access to association health plans, expand the availability of short term health insurance and increase the usability of health reimbursement arrangements. As a result of the executive order, new regulations have been proposed that would facilitate association-based health insurance plans and promote the sale of more short term health insurance. The expansion of the use of short term health insurance may cause individuals and families to purchase short term health insurance instead of individual and family health insurance. If adopted, the proposed regulations relating to association health plans would allow small businesses to join industry or geographically-based associations and collectively purchase large group health insurance plans. Large group health insurance is not subject to many of the provisions of the Affordable Care Act, including the requirement that health insurance plans cover all of the essential health benefits defined under the Affordable Care Act. The goal of the proposed regulation is to reduce the cost of insurance for individuals who receive their health insurance under associations. The proposed regulations relating to association-based health insurance and short term health insurance could present new business opportunities for us, but also may reduce the size of the individual, family and small business health insurance markets that we address.

Summary of Selected Metrics

In addition to traditional financial metrics, we rely upon certain metrics to estimate and recognize commission revenue, evaluate our business performance and facilitate strategic planning. Our commission revenue is influenced by a number of factors including:

•
the number of individuals on applications for Medicare-related, individual and family, small business and ancillary health insurance plans we submit to and are approved by the relevant health insurance carriers, and

•
the constrained lifetime value of approved members for Medicare-related, individual and family and ancillary health insurance plans we sell as well as the estimated annual value of approved members for small business plans we sell.

Submitted Applications

Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

The following table shows submitted applications by product for the years ended December 31, 2015, 2016 and 2017:

	Year Ended December 31,
	2015	2016	2017
Medicare (1)
Medicare Advantage	96,235	121,101	125,989
Medicare Supplement	11,543	17,976	21,401
Medicare Part D	24,514	33,913	42,805
Total Medicare	132,292	172,990	190,195
Individual and Family (2)
Non-Qualified Health Plans	160,576	78,822	40,274
Qualified Health Plans	140,322	59,265	27,154
Total Individual and Family	300,898	138,087	67,428
Ancillary (3)
Short-term	145,874	121,109	93,445
Dental	136,600	98,338	70,452
Vision	49,424	35,759	29,468
Other	10,095	15,443	34,788
Total Ancillary	341,993	270,649	228,153
Small Business (4)	4,011	5,908	6,458
Total	779,194	587,634	492,234

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Part D prescription drug and Medicare Supplement plans.

(2)
Major medical Individual and Family plan ("IFP") health insurance applications submitted on our website during the period. An applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans.

(3)	Ancillary Plans consists primarily of short-term, dental and vision insurance plans submitted on our website during the period.
(4)
Applications for small business health insurance applications are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier.

2017 compared to 2016 — Medicare submitted applications grew 10% for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily due to our investment in Medicare platforms and call center capabilities. Individual and family plan submitted applications declined 51% for the year ended December 31, 2017 compared to the year ended December 31, 2016, due to the continuing turmoil in the individual and family plan market as a result of the Affordable Care Act, including the establishment of government-run health insurance exchanges and the continuing rise in individual and family health insurance premiums and the reduced availability of individual and family health insurance that occurred after its passage. The decline in individual and family plan submitted applications has also limited our ability to cross-sell ancillary plans, resulting in a decline of 16% in submitted applications for all ancillary products combined for the year ended December 31, 2017 compared to the year ended December 31, 2016. Small business submitted applications grew 9% for the year ended December 31, 2017 compared to the year ended December 31, 2016, due to progress in implementing a focused marketing strategy for this market, technology enhancements and an increased conversion rate.

2016 compared to 2015 — Medicare submitted applications grew 31% for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily due to our investment in Medicare platforms and call center capabilities. Individual and family plan submitted applications declined 54% for the year ended December 31, 2016 compared to the year ended December 31, 2015, due to the continuing turmoil in the individual and family plan market as a result of the Affordable Care Act. The decline in individual and family plan submitted applications limited our ability to cross-sell ancillary plans, resulting in a decline of 21% in submitted applications for all ancillary products combined for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Approved Members

Approved Members represents the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the current period. The applications may be submitted in either the current period or prior periods. Approved members may not pay for their plan and become paying members.

The following table shows approved members by product for the years ended December 31, 2015, 2016 and 2017:

	Year Ended December 31,
	2015	2016	2017
Medicare:
Medicare Advantage	94,725	116,681	118,055
Medicare Supplement	8,811	12,314	15,992
Medicare Part D	25,864	32,968	41,618
Total Medicare	129,400	161,963	175,665
Individual and Family:
Non-Qualified Health Plans	205,282	97,983	50,111
Qualified Health Plans	122,747	77,865	28,442
Total Individual and Family	328,029	175,848	78,553
Ancillary:
Short-term	122,280	100,319	85,106
Dental	142,927	95,137	67,924
Vision	58,245	38,942	31,360
Other	11,658	15,422	26,485
Total Ancillary	335,110	249,820	210,875
Small Business	7,031	8,744	15,302
Total	799,570	596,375	480,395

2017 compared to 2016 — Medicare approved members grew 8% for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase was primarily due to 10% growth in Medicare submitted applications mainly driven by our investment in Medicare platforms and call center capabilities. Individual and Family Plan approved members declined 55% for the year ended December 31, 2017 compared to the year ended December 31, 2016, due to the state of the individual and family health insurance plan market. The decline in Individual and Family Plan approved members has also limited our ability to cross-sell ancillary plans, resulting in a decline of 16% in approved members for all ancillary products combined for the year ended December 31, 2017 compared to the year ended December 31, 2016. Small business approved members grew 75% for the year ended December 31, 2017 compared to the year ended December 31, 2016, due to improved focus on key partnerships, technology enhancements and an increased conversion rate.

2016 compared to 2015 — Medicare total approved members grew 25% for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily due to 31% growth in Medicare submitted applications mainly driven by our investment in Medicare platforms and call center capabilities. Individual and Family Plan approved members declined 46% for the year ended December 31, 2016 compared to the year ended December 31, 2015, due to the state of the individual and family health insurance plan market. The decline in Individual and Family Plan approved members has also limited our ability to cross-sell ancillary plans, resulting in a decline of 25% in approved members for all ancillary products combined for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Constrained Lifetime Value of Commissions Per Approved Member

The following table shows our estimated constrained lifetime value of commissions per approved member by product for the years ended December 31, 2015, 2016 and 2017:

	Year Ended December 31,
	2015	2016	2017
Medicare
Medicare Advantage (1)	$806	$829	$903
Medicare Supplement (1)	$1,052	$939	$965
Medicare Part D (1)	$264	$268	$266

Individual and Family
Non-Qualified Health Plans (1)	$143	$134	$136
Qualified Health Plans (1)	$148	$134	$131

Ancillary
Short-term (1)	$64	$73	$65
Dental (1)	$73	$70	$68
Vision (1)	$44	$52	$51

Small Business (2)	$163	$159	$169

(1)
Constrained lifetime value of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected policy churn and applied constraints. These factors may result in varying values from period to period. For additional information on constraints see Note 1 - Summary of Business and Significant Accounting Policies in the Notes to Consolidated Financial Statements.

(2)
For small business the amount represents the estimated commissions we expect to collect from the plan over the following 12-months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected policy churn and applied constraints. These factors may result in varying values from period to period.

2017 compared to 2016 — The constrained lifetime value of commissions per approved member improved 9% and 3% for Medicare Advantage and Medicare Supplement, respectively, for the year ended December 31, 2017 compared to the year ended December 31, 2016. The improvement in constrained lifetime value per approved member for Medicare Advantage was driven by higher commission rates and customer retention, and the improvement in constrained lifetime value for Medicare Supplement was driven by an improvement in commission rates. The constrained lifetime value of commissions per approved member for Medicare Part D, Non-Qualified and Qualified Health Plans, Dental and Vision remained relatively unchanged for the year ended December 31, 2017 compared to the year ended December 31, 2016. The constrained lifetime value of commissions per approved member decreased 11% for Short-term for the year ended December 31, 2017 compared to the year ended December 31, 2016, mainly driven by a regulatory change that reduced the maximum length of a short-term policy from one year to 90-days. The constrained lifetime value of commissions per approved member improved 6% for Small Business for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to improved customer retention and higher commission rates.

2016 compared to 2015 — The constrained lifetime value of commissions per approved member improved 3% and 2% for Medicare Advantage and Medicare Part D, respectively, for the year ended December 31, 2016 compared to the year ended December 31, 2015. The improvement in constrained lifetime value of commissions per approved member for Medical Advantage and Medicare Part D was driven by an improvement in commission rates and customer retention. The constrained lifetime value of commissions per approved member for Medicare Supplement decreased 11% for the year ended December 31, 2016 compared to the year ended December 31, 2015 due to lower commission rates from a change in carrier mix. The constrained lifetime value of commissions per approved member decreased 6% and 9%, respectively, for Non-Qualified and Qualified Health Plans for the year ended December 31, 2016 compared to the year ended December 31, 2015 due to lower customer retention. The constrained lifetime value of commissions per approved member improved 14% for Short-term for the year ended December 31, 2016 compared to the year ended December 31, 2015 driven by higher commission rates. The constrained lifetime value of commissions per approved member for Small Business for the year ended December 31, 2016 compared to the year ended December 31, 2015 remained relatively unchanged.

Estimated Membership

Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

The following table shows estimated membership by product as of December 31, 2015, 2016 and 2017:

	As of December 31,
	2015	2016	2017
Medicare (1)
Medicare Advantage	146,314	191,904	236,857
Medicare Supplement	17,966	23,356	33,635
Medicare Part D	64,621	89,597	114,362
Total Medicare	228,901	304,857	384,854
Individual and Family (2)	503,327	360,634	224,396
Ancillary (3)
Short-term	40,501	27,703	16,771
Dental	223,689	184,073	170,078
Vision	98,958	85,126	80,738
Other	21,426	23,271	28,356
Total Ancillary	384,574	320,173	295,943
Small Business (4)	27,684	29,542	31,702
Total Estimated Membership	1,144,486	1,015,206	936,895

(1)
For Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to two months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. Estimated number of members active on Medicare-related health insurance as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)
To estimate the number of members on Individual and Family health insurance plans ("IFP"), we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that is up to six months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the period being estimated; and (ii) the number of approved members over that period (after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. For IFP health insurance plans, a member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

(3)
For ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)
For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Health care reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

2017 compared to 2016 — Medicare estimated membership grew 26% as of December 31, 2017 compared to December 31, 2016 primarily due to our continued investment in the Medicare market. Individual and Family Plan estimated membership declined 38% as of December 31, 2017 compared to December 31, 2016 due to the state of the Individual and Family Plan market as a result of health care reform. Ancillary plan estimated membership declined 8% as of December 31, 2017 compared to December 31, 2016 as a result of the decline in our ability to cross-sell dental and vision plans as a result of the decline in Individual and Family Plan membership. Small Business estimated membership grew 7% as of December 31, 2017 compared to December 31, 2016 due to improved focus on technology enhancements and an increased conversion rate.

2016 compared to 2015 — Medicare estimated membership grew 33% as of December 31, 2016 compared to December 31, 2015 primarily due to 25% growth in total Medicare approved members. Individual and Family Plan estimated membership declined 28% as of December 31, 2016 compared to December 31, 2015 due to the state of the Individual and Family Plan market as a result of health care reform. Ancillary plan estimated membership declined 17% as of December 31, 2016 compared to December 31, 2015 as a result of the decline in our ability to cross-sell dental and vision plans as a result of the decline in Individual and Family Plan membership.

Member Acquisition

Marketing initiatives are an important component of our strategy to increase revenue. Our marketing initiatives are focused on three primary member acquisition channels: direct, marketing partners and online advertising and are primarily designed to encourage consumers to complete an application for health insurance. In addition, we incur customer care and enrollment expenses in assisting applicants during the enrollment process.

The following table shows the variable marketing cost per approved member and the customer care and enrollment expense per approved member metrics for the years ended December 31, 2015, 2016 and 2017:

	Year Ended December 31,
	2015	2016	2017
Variable marketing cost per approved member
Medicare variable marketing cost per approved Medicare Advantage ("MA")-equivalent member (1)	$286	$372	$337
Individual and Family Plan ("IFP") variable marketing cost per approved IFP-equivalent member (2)	$85	$55	$50

Customer care and enrollment ("CC&E") expense per approved member
Medicare CC&E expense per approved MA-equivalent member (3)	$297	$288	$330
IFP CC&E expense per approved IFP-equivalent member (4)	$23	$32	$74

(1)
Variable marketing cost per approved MA-equivalent member represents direct costs incurred in member acquisition for Medicare Advantage, Medicare Supplement and Medicare Part D plans from our direct, marketing partners and online advertising channels divided by MA-equivalent approved members in a given period. MA-equivalent members is a derived metric and is equal to the sum of (i) the number of Medicare Part D approved members divided by 6, (ii) the number of Medicare Advantage approved members and (iii) the number of Medicare Supplement approved members in the given period.

(2)
Variable marketing cost per approved IFP-equivalent member represents direct costs incurred in member acquisition for IFP plans from our direct, marketing partners and online advertising channels divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of (i) the number of short-term approved members divided by 3 and (ii) the IFP approved members in the given period.

(3)
Medicare CC&E expense per approved MA-equivalent member is equal to the CC&E expense of our Medicare business included in our operating costs and reported in our consolidated statements of comprehensive income divided by MA-equivalent approved members in a given period. MA-equivalent approved members is a derived metric and is equal to the sum of (i) the number of Medicare Part D approved members divided by 6, (ii) the number of Medicare Advantage approved members and (iii) the number of Medicare Supplement approved members in the given period.

(4)
IFP CC&E expense per approved IFP-equivalent member is equal to the CC&E expense of our IFP business included in our operating costs and reported in our consolidated statement of comprehensive income divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of (i) the number of short-term approved members divided by 3 and (ii) the IFP approved members in the given period.

2017 compared to 2016 — Medicare CC&E expense per approved MA-equivalent member increased 15% for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to increased sales agent and training costs. Variable marketing cost per approved MA-equivalent member decreased 9% for the year ended December 31, 2017 due to our focus on marketing optimization efforts to enhance the quality of demand we generate and enhance conversions through our direct and paid search advertising channels while reducing marketing spend with certain marketing partners. Variable marketing cost per approved IFP-equivalent member decreased 9% for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to lower marketing spend. IFP CC&E expense per approved IFP-equivalent member increased 131% for the year ended December 31, 2017 compared to the year ended December 31, 2016 due to continuing adverse market conditions in the Individual and Family Plan market.

2016 compared to 2015 — Medicare CC&E expense per approved MA-equivalent member remained relatively unchanged for the year ended December 31, 2016 compared to the year ended December 31, 2015. Variable marketing cost per approved MA-equivalent member increased 30% for the year ended December 31, 2016 due to our focus on marketing optimization efforts to increase the quality of demand we generate and enhance conversions through our direct and paid search advertising channels. Variable marketing cost per approved IFP-equivalent member decreased 35% for the year ended December 31, 2016 compared to the year ended December 31, 2015, due to lower marketing spend. IFP CC&E expense per approved IFP-equivalent member increased 39% for the year ended December 31, 2016 compared to the year ended December 31, 2015 due to declines in approved members resulting from the continuing adverse market conditions in the Individual and Family Plan market.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, requires us to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and the accompanying notes. These estimates and assumptions are based on current facts, historical experience, and various other factors that we believe are reasonable under the circumstances to determine reported amounts of assets, liabilities, revenue and expenses that are not readily apparent from other sources. To the extent there are material differences between our estimates and the actual results, our future consolidated results of comprehensive income may be affected.

An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance. The accounting policies we believe to reflect our more significant estimates, judgments and assumptions and are most critical to understanding and evaluating our reported financial results are as follows:

•	Revenue Recognition;

•	Stock-Based Compensation;

•	Business Combinations;

•	Realizability of Long-Lived Assets and;

•	Accounting for Income Taxes.

During the year ended December 31, 2017, there were no significant changes to our critical accounting policies and estimates other than the adoption of Accounting Standards Codification Topic 606 - "Revenue from Contracts with Customers" ("ASC 606") using the full retrospective transition method.

Revenue Recognition

We are compensated by the receipt of commission payments from health insurance carriers whose health insurance policies are purchased through our ecommerce platforms or our customer care centers. We may also receive commission bonuses based on our attaining predetermined target sales levels for Medicare, individual and family, small business and ancillary health insurance products, or other objectives, as determined by the health insurance carrier, which we recognize as commission revenue when we achieve the predetermined target sales levels or other objectives. In addition, we also generate revenue from non-commission revenue sources, which include online sponsorship and advertising, technology licensing and lead referrals.

The core principle of Topic 606 is to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Accordingly, we recognize revenue for our services in accordance with the following five steps outlined in Topic 606:

•
Identification of the contract, or contracts, with a customer.  A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

•
Identification of the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

•	Determination of the transaction price. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

•
Allocation of the transaction price to the performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price ("SSP") basis.

•
Recognition of revenue when, or as, we satisfy a performance obligation. We satisfy performance obligations either over time or at a point in time, as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised good or service to the customer.

Commission Revenue

Our commission revenue is primarily comprised of commissions paid to us by health insurance carriers related to insurance plans that have been purchased by a member through our health insurance exchange service. We define a member as an individual currently covered by an insurance plan, which include Medicare-related, individual and family, small business and ancillary plans. We are compensated by the health insurance carrier, which we define as our customer.

We typically enter into contractual agency relationships with health insurance carriers that are non-exclusive and terminable on short notice by either party for any reason. In addition, health insurance carriers often have the ability to terminate or amend our agreements unilaterally on short notice, including provisions in our agreements relating to the commission rates paid to us by the health insurance carriers. The amendment or termination of an agreement we have with a health insurance carrier may adversely impact the commissions we are paid on health insurance plans purchased from the carrier by means of our health insurance exchange services.

For both Medicare Advantage and Medicare Part D prescription drug plans, we receive a fixed, annual commission payment from insurance carriers once the plan is approved by the carrier and either a fixed, monthly or annual commission payment beginning with and subsequent to the second plan year. Additionally, commission rates may be higher in the first twelve months of the plan if the plan is the first Medicare Advantage or Medicare Part D prescription drug plan issued to the member. In the first plan year of a Medicare Advantage and Medicare Part D prescription drug plan, after the health insurance carrier approves the application but during the effective year of the plan, we are paid a fixed commission that is prorated for the number of months remaining in the calendar year. Additionally, if the plan is the first Medicare Advantage or Medicare Part D plan issued to the member, we may receive a higher commission rate that covers a full twelve-month period, regardless of the month the plan was effective. We earn commission revenue for Medicare Advantage and Medicare Part D prescription drug plans for which we are the broker of record, typically until either the policy is cancelled or we otherwise do not remain the agent on the policy.

For individual and family, Medicare Supplement, small business and ancillary plans, our commissions generally represent a flat amount per member per month or a percentage of the premium amount collected by the carrier during the period that a member maintains coverage under a plan. Premium-based commissions are reported to us after the premiums are collected by the carrier, generally on a monthly basis. We generally continue to receive the commission payment from the relevant insurance carrier until the health insurance plan is cancelled or we otherwise do not remain the agent on the policy.

We utilize a practical expedient to estimate commission revenue for each insurance product by applying the use of a portfolio approach to group approved members by the effective month of the relevant policy (referred to as a cohort). This allows us to estimate the commissions we expect to collect for each approved member cohort by evaluating various factors, including but not limited to, contracted commission rates, carrier mix and expected member churn.

For Medicare-related, individual and family and ancillary health insurance plans, our services are complete once a submitted application is approved by the relevant health insurance carrier. Accordingly, we recognize commission revenue based upon the total estimated lifetime commissions we expect to receive for selling the plan after the carrier approves an application, net of a constraint. We refer to these estimated and constrained lifetime values as the constrained LTV for the plan. We provide annual services in selling and renewing small business health insurance plans; therefore, we recognize small business health insurance plan commission revenue at the time the plan is approved by the carrier, and when it renews each year thereafter, equal to the estimated commissions we expect to collect from the plan over the following 12 months. Our estimate of commission revenue for each product line is based on a number of assumptions, which include, but are not limited to, estimating conversion of an approved member to a paying member, forecasting member churn and forecasting the commission amounts likely to be received per member. These assumptions are based on historical trends and incorporate management’s judgment in interpreting those trends and in applying constraints discussed below. To the extent we make changes to the assumptions, we will recognize any material impact of the changes to commission revenue in the reporting period in which the change is made, including revisions of estimated lifetime commissions either below or in excess of previously estimated constrained LTV recognized as revenue.

For Medicare-related, individual and family and ancillary health insurance plans, we apply constraints to determine the amount of commission revenue to recognize per approved member. The constraints are applied to help ensure that the total estimated lifetime commissions expected to be collected for an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate the appropriateness of these constraints on at least an annual basis, including assessing factors affecting our estimate of the estimated lifetime value of commissions per approved member based on current trends impacting our business and assessing whether any adjustment to those constraints should be made. We update the assumptions when we observe a sufficient level of evidence that would suggest that the long term expectation of the assumption has changed.

Other Revenue

Our sponsorship and advertising program allows carriers to purchase advertising space in specific markets in a sponsorship area on our website. In return, we are typically paid a monthly fee, which is recognized over the period that advertising is displayed, and often a performance fee based on metrics such as submitted health insurance applications, which is recognized when control has been transferred. We also offer Medicare advertising services, which include website development, hosting and maintenance. In these instances, we are typically paid a fixed, up-front fee, which we recognize as revenue as control is transferred ratably over the service period.

Our commercial technology licensing business allows carriers the use of our ecommerce platform to offer their own health insurance policies on their websites and agents to utilize our technology to power their online quoting, content and application submission processes. Typically, we are paid a one-time implementation fee, which we recognize as control is transferred on a straight-line basis over the estimated term of the customer relationship (generally the initial term of the agreement), commencing once the technology is available for use by the third party, and a performance fee based on metrics such as submitted health insurance applications. The metrics used to calculate performance fees for both sponsorship and advertising and technology licensing are based on performance criteria that are either measured based on data tracked by us, or based on data tracked by the third party. In instances where the performance criteria data is tracked by us, we recognize revenue in the period of performance and when all other revenue recognition criteria has been met. In instances where the performance criteria data is tracked by the third party, we recognize revenue when reversal of such amounts is not likely to occur. Typically, this occurs through our receipt of a cash payment from the third party along with a detailed statement containing the data that is tracked by the third party.

Deferred Revenue

Deferred revenue includes deferred technology licensing implementation fees and amounts billed for performance obligations, including professional services, in arrangements with multiple performance obligations that do not have stand-alone value from other, undelivered performance obligations, as well as amounts billed or collected from sponsorship or technology licensing customers in advance of our performing our service for such customers. It also includes the amount by which both unbilled and billed services provided under our technology licensing arrangements exceed the revenue recognized to date.

Some of our contracts with customers contain multiple performance obligations. We allocate revenue to all performance obligations within an arrangement with multiple performance obligations at the inception of the arrangement using the relative standalone selling price method.

Stock-Based Compensation

We recognize stock-based compensation expense in the accompanying Consolidated Statements of Comprehensive Income based on the fair value of our stock-based awards over their respective vesting periods, which is generally four years. The estimated grant date fair value of our stock options is determined using the Black-Scholes-Merton pricing model and a single option award approach. The weighted-average expected term for stock options granted is calculated using historical option exercise behavior. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date stock price. Through December 31, 2017, we had not declared or paid any cash dividends, and we do not expect to pay any in the foreseeable future. We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of our stock options. Expected volatility is determined using a combination of the implied volatility of publicly traded options in our stock and historical volatility of our stock price. The estimated attainment of performance-based awards and related expense is based on the expectations of revenue and earnings target achievement. The estimated fair value of performance awards with market conditions is determined using the Monte-Carlo simulation model. The assumptions used in calculating the fair value of stock-based payment awards and expected attainment of performance-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We will continue to use judgment in evaluating the expected term and volatility related to our own stock-based awards on a prospective basis, and incorporating these factors into the model. Changes in key assumptions could significantly impact the valuation of such instruments.

Business Combinations

We include the results of operations of acquired businesses prospectively from the acquisition date. We allocate the fair value of the purchase consideration of our acquired businesses to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

When determining the fair values of assets acquired and liabilities assumed, we make significant estimates and assumptions. When provisional amounts are recorded in the reporting period in which a business combination occurs, adjustments to the provisional amounts may be subsequently recognized to reflect new information obtained about facts and circumstances that existed as of the acquisition date that would have affected the measurement of the amounts recognized at the acquisition date. Adjustments to the provisional amounts identified during the measurement period, which is a period not to exceed one year from the acquisition date, are reported in the period the adjustment is identified by means of an adjustment to goodwill, with the effect on earnings measured as if the provisional amounts had been completed at the acquisition date. Adjustments to amounts recognized in a business combination that occur after the end of the measurement period are recognized in current period operations.

Realizability of Long-Lived Assets

We assess the realizability of our long-lived assets, including intangible assets and goodwill, whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant negative industry or economic trends or significant changes or planned changes in our use of the assets. Additionally, we test goodwill and our other indefinite-lived intangible assets for impairment on an annual basis on or about November 30 of each year. When performing the annual goodwill impairment test we first assess qualitative factors to determine whether it is “more likely than not” that the fair value of our reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. When performing the annual impairment test for indefinite-lived intangible assets other than goodwill we first assess qualitative factors to determine whether it is “more likely than not” that the indefinite-lived intangible is impaired.

If events or changes in circumstances indicate the carrying value of such assets may not be recoverable, for long lived assets other than goodwill, including intangible assets with finite useful lives, which include purchased technology, pharmacy relationships, trade names, and trademarks, we measure the recoverability of assets that will continue to be used in our operations by comparing the carrying value of the asset grouping to our estimate of the related total future undiscounted net cash flows. If an asset grouping’s carrying value is not recoverable through the related undiscounted cash flows, the asset grouping is considered to be impaired. The impairment charge is calculated as the amount by which the asset grouping’s carrying value exceeds its fair value, which is defined as the price that would be received from selling an asset in an orderly transaction between market participants at the measurement date.

We must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. In addition, we must make subjective judgments regarding the remaining useful lives of assets with finite useful lives. When we determine that the useful life of an asset is shorter than we had originally estimated, we accelerate the rate of amortization over the new remaining useful life of the asset.

Accounting for Income Taxes

We account for income taxes using the liability method. Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

Since tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in our financial statements. Because we assume that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset or liability. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery does not meet the more likely than not criteria, we must establish a valuation allowance. Management judgment is required in determining any valuation allowance recorded against our net deferred tax assets.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our actual current tax expense together with assessing temporary differences that may result in deferred tax assets.

Assessing the realizability of our deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. We forecast taxable income by considering all available positive and negative evidence, including our history of operating income and losses and our financial plans and estimates that we use to manage the business. These assumptions require significant judgment about future taxable income. As a result, the amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income change.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017, or the “Jobs Act”, was signed into law resulting in significant changes to the Internal Revenue Code. The Jobs Act reduces the federal corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017, changes U.S international taxation from a worldwide tax system to a territorial system, and implements a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. While we are able to make reasonable estimates of the impact of the reduction in corporate rates and other changes, the final impact of the Jobs Act may differ from these estimates, as a result of, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the internal revenue service and resulting actions we may take.

Future changes in various factors, such as the amount of stock-based compensation we record during the period and the related tax benefit we realize upon the exercise of employee stock options, potential limitations on the use of our federal and state net operating loss credit carry forwards, pending or future tax law changes including rate changes and the tax benefit from or limitations on our ability to utilize research and development credits, the amount of non-deductible lobbying and acquisition-related costs, changes in our valuation allowance and state and foreign taxes, would impact our estimates, and as a result, could affect our effective tax rate and the amount of income tax expense we record, and pay, in future periods.

Results of Operations

The following table sets forth our operating results and related percentage of total revenues for the years ended December 31, 2015, 2016 and 2017 (dollars in thousands):

	Year Ended December 31,
	2015		2016		2017
Revenue:
Commission	$184,933	91%	$177,234	92%	$176,883	93%
Other	18,414	9%	16,090	8%	13,823	7%
Total revenue	203,347	100%	193,324	100%	190,706	100%
Operating costs and expenses:
Cost of revenue	1,947	1%	862	—%	582	—%
Marketing and advertising	75,571	37%	72,213	37%	65,874	35%
Customer care and enrollment	43,159	21%	48,718	25%	59,183	32%
Technology and content	36,351	18%	32,749	17%	32,889	17%
General and administrative	30,239	15%	35,216	18%	39,969	21%
Acquisition costs	—	—%	—	—%	621	—%
Restructuring charge (benefit)	4,541	3%	(297)	—%	—	—%
Amortization of intangible assets	1,153	1%	1,040	1%	1,040	1%
Total operating costs and expenses	192,961	96%	190,501	99%	200,158	105%
Income (loss) from operations	10,386	5%	2,823	1%	(9,452)	(5)%
Other income, net	1,285	1%	1,149	1%	1,182	1%
Income (loss) before provision (benefit) for income taxes	11,671	6%	3,972	2%	(8,270)	(4)%
Provision (benefit) for income taxes	7,707	4%	3,668	2%	(33,696)	(18)%
Net income	$3,964	2%	$304	—%	$25,426	13%

Operating costs and expenses include the following amounts of stock-based compensation expense (in thousands):

	Year Ended December 31,
	2015	2016	2017
Marketing and advertising	$1,950	$1,237	$1,033
Customer care and enrollment	477	497	418
Technology and content	1,728	1,836	1,410
General and administrative	2,734	3,696	6,833
Restructuring charges	113	—	—
	$7,002	$7,266	$9,694

Years Ended December 31, 2015, 2016 and 2017

Revenue

The following table presents our commission revenue, other revenue and total revenue for the years ended December 31, 2015, 2016 and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Commission	$184,933	$(7,699)	(4)%	$177,234	$(351)	(0.2)%	$176,883
Percentage of total revenue	91%			92%			93%
Other	18,414	(2,324)	(13)%	16,090	(2,267)	(14)%	13,823
Percentage of total revenue	9%			8%			7%
Total revenue	$203,347	$(10,023)	(5)%	$193,324	$(2,618)	(1)%	$190,706

2017 compared to 2016 — Commission revenue decreased $0.4 million, or 0.2%, in 2017, due to a $19.1 million, or 31%, decrease in Individual, Family and Small Business commission revenue, partially offset by an $18.7 million, or 16% increase in Medicare commission revenue. The decrease in Individual, Family and Small Business commission revenue was primarily due to a 55% decline in individual and family health insurance approved members as of December 31, 2017 compared to December 31, 2016 due to the state of the individual and family health insurance plan market as a result of health care reform. The increase in Medicare commission revenue was primarily attributable to the increase in lifetime value of commissions per Medicare Supplement and Medicare Advantage approved members and an 8% increase in Medicare approved members as of December 31, 2017 compared to December 31, 2016, in part due to growth in our sale of Medicare Advantage and Medicare Supplement plans.

Other revenue decreased $2.3 million, or 14%, in 2017 due primarily to decreases of $1.5 million in online sponsorship and advertising revenue, $0.5 million in lead generation revenue and $0.3 million in licensing fees.

2016 compared to 2015 — Commission revenue decreased $7.7 million in 2016, due to a $31.5 million, or 34%, decrease in Individual, Family and Small Business commission revenue, partially offset by a $23.8 million, or 26%, increase in Medicare commission revenue. The decrease in Individual, Family and Small Business commission revenue was primarily due to a 46% decrease in individual and family health insurance approved members as of December 31, 2016 compared to December 31, 2015. The increase in Medicare commission revenue was primarily due to a 25% increase in Medicare approved members as of December 31, 2016 compared to December 31, 2015.

Other revenue decreased $2.3 million, or 13%, in 2016, due to decreases of $1.5 million in licensing fees, $0.5 million in online sponsorship and advertising revenue and $0.3 million in lead generation revenue.

Cost of Revenue

Included in cost of revenue are payments related to health insurance plans sold to members who were referred to our website by marketing partners with whom we have revenue-sharing arrangements. In order to enter into a revenue-sharing arrangement, marketing partners must be licensed to sell health insurance in the state where the policy is sold. Costs related to revenue-sharing arrangements are expensed as the related revenue is recognized.

The following table presents our cost of revenue for the years ended December 31, 2015, 2016 and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Cost of revenue	$1,947	$(1,085)	(56)%	$862	$(280)	(32)%	582
Percentage of total revenue	1%			—%			—%

2017 compared to 2016 — Cost of revenue decreased $0.3 million in 2017 compared to 2016, due primarily to a decrease in payments to marketing partners with whom we have revenue sharing arrangements for health insurance plans sold to members who were referred to our website.

2016 compared to 2015 — Cost of revenue decreased $1.1 million, or 56%, in 2016 compared to 2015, due primarily to a decrease in payments related to health insurance policies sold to members who were referred to our website by marketing partners with whom we have revenue-sharing arrangements.

Marketing and Advertising

Marketing and advertising expenses consist primarily of member acquisition expenses associated with our direct, marketing partner and online advertising member acquisition channels, in addition to compensation and other expenses related to marketing, business development, partner management, public relations and carrier relations personnel who support our offerings.

The following table presents our marketing and advertising expenses for the years ended December 31, 2015, 2016 and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Marketing and advertising	$75,571	$(3,358)	(4)%	$72,213	$(6,339)	(9)%	$65,874
Percentage of total revenue	37%			37%			35%

2017 compared 2016 — Marketing and advertising expenses decreased $6.3 million, or 9%, in 2017, primarily due to decreases of $7.8 million in variable advertising costs and $0.3 million in stock-based compensation, partially offset by increases of $1.2 million in personnel costs due to additional headcount and $0.6 million in consulting expenses. The decrease in variable advertising costs was largely attributable to decreases of $13.3 million in online advertising costs and $9.2 million in marketing partner channel costs, partially offset by a $14.7 million increase in direct marketing costs and was driven primarily by our strategy to shift our demand generation in the Medicare market to more cost-effective channels, as well as the lower volume of submitted individual and family applications compared to 2016.

 2016 compared to 2015 — Marketing and advertising expenses decreased $3.4 million, or 4%, in 2016, primarily due to decreases of $1.9 million in personnel costs resulting from lower headcount, including executive officer departures, $0.8 million in variable advertising costs and $0.7 million in stock-based compensation expense, largely due to reversal of stock-based compensation resulting from executive officer departures. The decrease in variable advertising costs resulted from decreases of $0.4 million in direct marketing expenses and $2.3 million in marketing partner channel costs, partially offset by a $1.9 million increase in online advertising costs.

Customer Care and Enrollment

Customer care and enrollment expenses primarily consist of compensation and benefits costs for personnel engaged in assistance to applicants who call our customer care center and for enrollment personnel who assist applicants during the enrollment process.

The following table presents our customer care and enrollment expenses for the years ended December 31, 2015, 2016, and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Customer care and enrollment	$43,159	$5,559	13%	$48,718	$10,465	21%	$59,183
Percentage of total revenue	21%			25%			32%

2017 compared to 2016 — Customer care and enrollment expenses increased $10.5 million, or 21%, in 2017 compared to 2016, primarily due to growth in our Medicare and small group businesses, which resulted in increases of $6.3 million in personnel costs, $2.1 million in external call center costs, $1.2 million in licensing costs and $0.8 million in facilities and other operating costs.

2016 compared to 2015 — Customer care and enrollment expenses increased $5.6 million, or 13%, in 2016 compared to 2015, largely due to increases of $4.1 million in personnel costs primarily relating to our Medicare business, $0.3 million in external call center costs, $0.2 million in licensing costs and $0.9 million in facilities and other operating costs.

Technology and Content

Technology and content expenses consist primarily of compensation and benefits costs for personnel associated with developing and enhancing our website technology as well as maintaining our website. A majority of our technology and content group is located at our wholly-owned subsidiary in China, where technology development costs are generally lower than in the United States.

The following table presents our technology and content expenses for the years ended December 31, 2016 and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Technology and content	$36,351	$(3,602)	(10)%	$32,749	$140	—%	$32,889
Percentage of total revenue	18%			17%			17%

2017 compared 2016 —Technology and content expenses remained relatively flat in 2017 as a result of a $1.2 million increase in personnel costs, offset by decreases of $0.7 million in facilities and other operating costs and $0.4 million in stock-based compensation expense.

2016 compared to 2015 — Technology and content expenses decreased $3.6 million, or 10%, in 2016 compared to 2015, mainly due to a $3.4 million decrease in personnel costs resulting from lower headcount.

General and Administrative

General and administrative expenses include compensation and benefits costs for staff working in our executive, finance, investor relations, government affairs, legal, human resources, internal audit, facilities and internal information technology departments. These expenses also include fees paid for outside professional services, including audit, tax, legal, government affairs and information technology fees.

The following table presents our general and administrative expenses for the years ended December 31, 2015 2016 and 2017 and the dollar and percentage changes from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
General and administrative	$30,239	$4,977	16%	$35,216	$4,753	13%	$39,969
Percentage of total revenue	15%			18%			21%

2017 compared to 2016 — General and administrative expenses increased $4.8 million, or 13%, in 2017, primarily due to increases of $3.2 million in stock-based compensation expense, $1.9 million in personnel costs largely due to higher headcount, $0.7 million in lobbying fees, and $0.4 million in facilities and other operating costs, partially offset by decreases of $1.2 million in legal fees and $0.4 million in consulting expenses.

2016 compared to 2015 — General and administrative expenses increased $5.0 million, or 16%, in 2016 compared to 2015, due to increases of $1.9 million in personnel costs primarily resulting from severance and relocation costs related to executive officer changes, $0.9 million in stock-based compensation expense resulting from executive officer changes, $0.9 million in consulting fees related to a review and analysis of strategic plans, $0.8 million in legal fees and $0.2 million in lobbying fees and $0.2 million in facilities and other operating costs.

Acquisition Costs

During 2017, we incurred $0.6 million of costs associated with our acquisition of Wealth, Health and Life Advisors, LLC, which was completed on January 22, 2018.

Restructuring Charge (Benefit)

On March 10, 2015, we implemented an organizational restructuring and cost reduction plan. As part of the plan, we eliminated approximately 160 full-time positions, representing approximately 15% of our workforce primarily in our technology and content and customer care and enrollment groups, and to a lesser extent, in our marketing and advertising and general and administrative groups. We incurred a pre-tax restructuring charge of approximately $3.9 million for employee termination benefits and related costs and $0.6 million for facility and other termination costs. The majority of the restructuring charge was recorded in the first quarter of 2015, when the activities comprising the plan were substantially completed.

The following table presents our restructuring benefit for the years ended December 31, 2015, 2016 and 2017 and the dollar change from the prior year (dollars in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Restructuring	$4,541	$(4,838)	(107)%	$(297)	$297	(100)%	$—
Percentage of total revenue	3%			—%			—%

In the second and third quarters of 2016, we reversed $0.3 million related to facility exit costs as we reoccupied office space we had previously vacated and were also released from a lease for other office space we had previously vacated.

Amortization of Intangible Assets

The following table presents our intangible asset amortization expense for the years December 31, 2015, 2016 and 2017 and the dollar change from the prior year (dollars in thousands):

	Year Ended	Change	Year Ended	Change	Year Ended
	December 31, 2015	$	December 31, 2016	$	December 31, 2017
Amortization of intangible assets	$1,153	$(113)	$1,040	$—	$1,040
Percentage of total revenue	1%		1%		1%

2017 compared to 2016 — Amortization expense related to intangible assets purchased through our acquisition of PlanPrescriber was flat in 2017 compared to 2016.

2016 compared to 2015 — Amortization expense related to intangible assets purchased through our acquisition of PlanPrescriber decreased in 2016 compared to 2015, due to certain assets that were fully amortized compared to the prior period.

Other Income, Net

The following table presents our other income, net for the years ended December 31, 2015, 2016 and 2017 and the dollar change from the prior year (dollars in thousands):

	Year Ended	Change	Year Ended	Change	Year Ended
	December 31, 2015	$	December 31, 2016	$	December 31, 2017
Other income, net	$1,285	$(136)	$1,149	$33	$1,182
Percentage of total revenue	1%		1%		1%

Other income, net, for the years ended December 31, 2015, 2016 and 2017 primarily consisted of margin earned on commissions received from Medicare plan members transferred to us in 2010 through 2012 by a broker partner, whereby we became the broker of record on the underlying policies. In addition, other income, net included interest income earned on our invested cash, cash equivalents and marketable securities balances, offset by administrative bank fees, investment management fees and interest expense on capital lease obligations.

2017 compared to 2016 — Other income, net, increased $33,000 in 2017, primarily due to an increase in interest income.

2016 compared to 2015 — Other income, net, decreased $0.1 million in 2016, primarily due to a decline in the margin earned on commissions received from Medicare plan members transferred to us by broker partner due to member attrition.

Provision (Benefit) for Income Taxes

The following table presents our provision (benefit) for income taxes for the years ended December 31, 2015, 2016 and 2017 and the dollar change from the prior year (dollars in thousands):

	Year Ended	Change	Year Ended	Change	Year Ended
	December 31, 2015	$	December 31, 2016	$	December 31, 2017
Provision (benefit) for income taxes	$7,707	$(4,039)	$3,668	$(37,364)	$(33,696)
Effective tax rate	66.0%		92.2%		407.6%

2017 compared to 2016 — For the year ended December 31, 2017, we recorded a benefit from income taxes of $33.7 million, representing an effective tax rate of 407.6%, which was higher than the statutory federal rate due primarily to the Tax Cuts and Jobs Act of 2017, or the Jobs Act, which was signed into law on December 22, 2017 resulting in significant changes to the Internal Revenue Code. The Jobs Act reduces the federal corporate income tax rate from 35% to 21% effective for tax periods beginning after December 31, 2017; changes U.S international taxation from a worldwide tax system to a territorial system; and imposes a one-time transition tax on untaxed cumulative foreign earnings and profits as of December 31, 2017. The Act also includes provisions for the elimination of the Alternative Minimum Tax, or AMT, among other changes. We calculated our best estimate of the impact of the Jobs Act in our 2017 year end income tax provision in accordance with our understanding of the Jobs Act and guidance available as of the filing date of this Exhibit 99.1 of Form 8-K. The previously recorded deferred tax asset for AMT credits of $1.8 million, which are refundable credits under the provisions of the Jobs Act, were recorded as long-term receivables and included in other assets in the consolidated balance sheets. We have also remeasured the deferred tax assets and liabilities based on the rate at which they are expected to reverse in the future and recorded a $29.4 million benefit as a result of this remeasurement. The effects of other provisions of the Jobs Act are not expected to have a material impact on our consolidated financial statements, however, the final impact of the Jobs Act may differ from our estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued, and resulting actions we may take. In addition, the benefit from income taxes in 2017, includes a $1.7 million decrease in our liability for unrecognized tax benefits due to the expiration of the related statute of limitations, partially offset by a provision for income taxes related to a minimum taxes and a foreign tax rate differential.

2016 compared to 2015 — We recorded a provision for income taxes of $7.7 million, representing an effective tax rate of 66.0%, and $3.7 million, representing an effective tax rate of 92.2%, during the years ended December 31, 2015 and 2016, respectively, which were both higher than the federal rate. The provision for income taxes in 2015 differs from the federal statutory rate primarily due to stock based compensation adjustments and non-deductible lobbying expenses, partially offset by the release of a liability for unrecognized tax benefits and research and development tax credits. The provision for income taxes in 2016 differs from the federal statutory rate primarily due to stock based compensation adjustments, foreign income inclusions, and non-deductible lobbying expenses, partially offset by the release of a liability for unrecognized tax benefits and research and development tax credits.

Segment Information

We report segment information based on how our chief executive officer, who is our chief operating decision maker, or CODM, regularly reviews our operating results, allocates resources, and makes decisions regarding our business operations. The performance measures of our operating segments include revenues and profit and loss. Our business structure is comprised of two operating segments:

•Medicare; and
•Individual, Family and Small Business.

Our CODM does not separately evaluate assets by segment, and therefore assets by segment are not presented.

The Medicare segment consists primarily of commissions earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision insurance, as well as our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

The Individual, Family and Small Business segment consists primarily of commissions earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

Marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses that are directly attributable to a segment are reported within the applicable segment. Indirect marketing and advertising, customer care and enrollment and technology and content operating expenses are allocated to each segment based on usage. Other indirect general and administrative operating expenses are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the operating segments and instead reported within Corporate.

Segment profit (loss) is calculated as total revenue for the applicable segment less direct and allocated marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets.

The following table presents summary results of our operating segments for the years ended December 31, 2015, 2016 and 2017 (in thousands):

	Year Ended	Change		Year Ended	Change		Year Ended
	December 31, 2015	$	%	December 31, 2016	$	%	December 31, 2017
Revenue
Medicare	$98,038	$24,118	25%	$122,156	20,292	17%	$142,448
Individual, Family and Small Business	105,309	(34,141)	(32)%	71,168	(22,910)	(32)%	48,258
Total revenue	$203,347	$(10,023)	(5)%	$193,324	(2,618)	(1)%	$190,706
Segment profit
Medicare segment profit	$13,598	$(3,204)	(24)%	$10,394	11,743	113%	$22,137
Individual, Family and Small Business segment profit	38,654	(5,604)	(14)%	33,050	(23,477)	(71)%	9,573
Total segment profit	52,252	(8,808)	(17)%	43,444	(11,734)	(27)%	31,710
Corporate	(25,135)	(3,938)	16%	(29,073)	2,103	(7)%	(26,970)
Stock-based compensation expense	(6,889)	(377)	5%	(7,266)	(2,428)	33%	(9,694)
Depreciation and amortization	(4,148)	609	(15)%	(3,539)	702	(20)%	(2,837)
Restructuring (charge) benefit	(4,541)	4,838	(107)%	297	(297)	(100)%	—
Acquisition costs	—	—	—%	—	—	—%	(621)
Amortization of intangible assets	(1,153)	113	(10)%	(1,040)	—	—%	(1,040)
Other income, net	1,285	(136)	(11)%	1,149	33	3%	1,182
Income (loss) before provision (benefit) for income taxes	$11,671	$(7,699)	(66)%	$3,972	$(11,621)	(293)%	$(8,270)

2017 compared to 2016

Revenue

Revenue from our Medicare segment increased $20.3 million, or 17%, in 2017 largely due to an $18.8 million increase in commission revenue and a $1.5 million increase in other revenue. The increase in Medicare commission revenue was primarily attributable to an 8% increase in Medicare approved members as of December 31, 2017 and the increase in lifetime value of commissions per Medicare Supplement and Medicare Advantage approved members was primarily due to higher application submissions and improved conversion rates.

Revenue from our Individual, Family and Small Business segment decreased $22.9 million, or 32%, in 2017, primarily attributable to a $19.1 million decrease in commission revenue and a $3.8 million decrease in other revenue. The decrease in Individual, Family and Small Business commission revenue was primarily due to a 55% decline in individual and family health insurance approved members in 2017 primarily attributable to lower application submission and a decrease in the membership retention rate. The decrease in other revenue also resulted from the decrease in individual and family health insurance applications submitted during 2017.

Segment Profit

Profit from our Medicare segment was $22.1 million in 2017, an $11.7 million, or 113%, improvement compared to profit of $10.4 million in 2016. The improvement in profit from the Medicare segment in 2017 was primarily due to a $20.3 million increase in revenue, of which $18.3 million related to Medicare commissions revenue and $1.5 million related to other revenue, partially offset by an $8.5 million increase in operating expenses excluding stock-based compensation, depreciation and amortization expenses and amortization of intangible assets. The increase in revenue from 2016 to 2017 was mostly due to an increase in approved members. The increase in operating expenses was primarily attributable to an increase in personnel costs associated with higher headcount, an increase in variable advertising expense associated with the increase in applications and an increase in licensing sales agents.

Profit from our Individual, Family and Small Business segment was $9.6 million in 2017, a $23.5 million, or 71%, decrease compared to profit of $33.1 million from the Individual, Family and Small Business segment in 2016. The decrease in profit from the Individual, Family and Small Business segment in 2017 was primarily due to a $22.9 million decrease in revenue, of which $24.3 million related to a decrease in IFP revenue offset by a $1.4 million increase in Small Business revenue. The decrease in Individual, Family and Small Business segment revenue from 2016 to 2017 was mainly due to the decline in individual and family health insurance approved members.

2016 compared to 2015

Revenue

Revenue from our Medicare segment increased $24.1 million, or 25%, in 2016 compared to 2015 largely attributable to a $23.8 million increase in commission revenue. The increase in commission revenue was primarily due to a 25% increase in Medicare approved members for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Revenue from our Individual, Family and Small Business segment decreased $34.1 million, or 32%, in 2016 compared to 2015. The decrease in commission revenue was primarily due to 46% decrease in individual and family health insurance approved members in 2016 compared to 2015.

Segment Profit

Profit from our Medicare segment was $10.4 million for the year ended December 31, 2016, a $3.2 million, or 24%, decrease compared to a profit of $13.6 million for the year ended December 31, 2015. The decrease in profit in the Medicare segment in 2016 compared to 2015 was primarily due to an increase in marketing and advertising and customer care and enrollment expenses in the Medicare segment as we continued to invest in growth of our Medicare business, and was partially offset by an increase in revenue from the Medicare segment.

Profit from our Individual, Family and Small Business segment was $33.1 million in 2016, a $5.6 million, or 14%, decrease compared to profit of $38.7 million from the Individual, Family and Small Business segment in 2015. The decrease in profit from the Individual, Family and Small Business segment in 2016 compared to 2015 was primarily due to the decrease in revenue from the Individual, Family and Small Business segment, partially offset by a decrease in marketing and advertising expense from the Individual, Family and Small Business segment.

Liquidity and Capital Resources

At December 31, 2017, our cash and cash equivalents totaled $40.3 million. Cash equivalents, which are comprised of financial instruments with an original maturity of 90 days or less from the date of purchase, primarily consist of money market funds. At December 31, 2016, our cash and cash equivalents totaled $61.8 million. The decrease in cash and cash equivalents reflects $15.5 million used in operating activities, $5.1 million used to purchase property and equipment and other assets and $0.9 million used in the net-share settlement of equity awards.

As of December 31, 2017, we have in treasury 574,107 shares that were previously surrendered by employees to satisfy tax withholdings in connection with the vesting of certain restricted stock units. As of December 31, 2016 and December 31, 2017, we had a total of 11,135,590 shares and 11,237,995 shares, respectively, held in treasury.

The following table presents a summary of our cash flows for the years ended December 31, 2015, 2016 and 2017 (in thousands):

	Year Ended December 31,
	2015	2016	2017
Net cash provided by (used in) operating activities	$13,696	$4,083	$(15,541)
Net cash used in investing activities	$(2,996)	$(3,726)	$(5,078)
Net cash provided by (used in) financing activities	$577	$(1,269)	$(870)

Operating Activities

Cash provided by operating activities primarily consists of net income (loss), adjusted for certain non-cash items including depreciation and amortization; amortization of intangible assets and internally developed software; stock-based compensation expense and the effect of changes in working capital and other activities.

Collection of commissions receivable depends upon the timing of our receipt of commission payments and associated commission reports from health insurance carriers. If we were to experience a delay in receiving a commission payment from a health insurance carrier within a quarter, our operating cash flows for that quarter could be adversely impacted.

A significant portion of our marketing and advertising expenses is driven by the number of health insurance applications submitted on our ecommerce platform. Since our marketing and advertising costs are expensed and generally paid as incurred and since commission revenue is recognized upon approval of a member but commission payments are paid to us over time, our operating cash flows could be adversely impacted by a substantial decrease in the volume of applications submitted during a quarter or negatively impacted by a substantial increase in attrition during a quarter. During the Medicare annual enrollment period, we experience an increase in the number of submitted Medicare-related health insurance applications and marketing and advertising expenses compared to outside of Medicare annual enrollment periods. Similarly, during open enrollment periods for individual and family health insurance plans, we experience an increase in the number of submitted individual and family plan health insurance applications and marketing and advertising expenses compared to outside of open enrollment periods. The timing of open enrollment periods for individual and family health insurance and the Medicare annual enrollment period for Medicare-related health insurance affect the positive or negative impacts of our cash flows during each quarter.

Year Ended December 31, 2017 — Cash used in operating activities was $15.5 million during 2017, consisting of a net income of $25.4 million, offset by cash used in operating assets and liabilities and other activities of $25.6 million and adjustments for non-cash items of $15.4 million.  Adjustments for non-cash items primarily consisted of $9.7 million of stock-based compensation expense, $2.5 million of amortization of intangible assets and internally-developed software and $2.8 million of depreciation and amortization and $30.3 million decrease in deferred income taxes. The cash decrease resulting from changes in net operating assets and liabilities during the year ended December 31, 2017 primarily consisted of decreases of $1.3 million in other liabilities, $3.4 million in accrued marketing expenses, $1.9 million in accounts payable and $0.5 million in deferred revenue and increases of $21.6 million in commissions receivable and $1.9 million in prepaid expenses and other current assets, partially offset by a $4.6 million increase in accrued compensation and benefits and a $0.5 million decrease in accounts receivable.

Year Ended December 31, 2016 — Our operating activities generated cash of $4.1 million during the year ended December 31, 2016 and consisted of net income of $0.3 million and adjustments for non-cash items of $17.3 million, offset by cash used in operating assets and liabilities and other activities of $13.5 million. Adjustments for non-cash items primarily consisted of $7.3 million of stock-based compensation expense, $2.0 million of amortization of internally-developed software and intangible assets and $3.5 million of depreciation and amortization and $4.7 million increase in deferred income taxes. The cash decrease resulting from changes in net operating assets and liabilities during the year ended December 31, 2016 primarily consisted of decreases of $3.9 million in accrued marketing expenses, $3.5 million in accrued compensation and benefits, $2.0 million in accrued expense and other liabilities and increases of $8.0 million in commissions receivable and $0.5 million in prepaid expenses and other current assets. These decreases were partially offset by increases of $2.2 million in accounts payable and $0.6 million in deferred revenue and a $1.6 million decrease in accounts receivable.

Year Ended December 31, 2015 — Our operating activities generated cash of $13.7 million during the year ended December 31, 2015 and consisted of net income of $4.0 million and adjustments for non-cash items of $21.7 million, offset by cash used in operating assets and liabilities and other activities of $12.0 million. Adjustments for non-cash items primarily consisted of $7.0 million of stock-based compensation expense, $4.1 million of depreciation and amortization and $1.8 million of amortization of internally-developed software and intangible assets and $8.7 million increase in deferred income taxes. The cash increase resulting from changes in net operating assets and liabilities during the year ended December 31, 2015 primarily consisted of increases of $6.2 million in accrued compensation and benefits, $1.9 million in accrued marketing expenses and $1.0 million decrease in prepaid expense and other assets, partially offset by decreases of $2.9 million in accounts payable, $1.6 million in other current liabilities and $0.8 million in deferred revenue and increases of $15.1 million in commissions receivable and $1.1 million in accounts receivable.

Investing Activities

Our investing activities primarily consist of purchases of computer hardware and software to enhance our website and customer care operations, leasehold improvements related to facilities expansion, internal-use software and the purchase of certain intangible assets.

Year Ended December 31, 2017 — Net cash used in investing activities of $5.1 million during 2017 was due to $3.2 million in capitalized internal-use software and website development costs and $1.9 million used to purchase property and equipment and other assets.

Year Ended December 31, 2016 — Net cash used in investing activities of $3.7 million during the year ended December 31, 2016 was due to $1.8 million in capitalized internal-use software and website development costs and $1.9 million used to purchase property and equipment and other assets.

Year Ended December 31, 2015 — Net cash used in investing activities of $3.0 million during the year ended December 31, 2015 was due to $1.1 million in capitalized internal-use software and website development costs and $1.9 million used to purchases property and equipment and other assets.

Financing Activities

Year Ended December 31, 2017 — Net cash used in financing activities of $0.9 million during 2017 was primarily due to $1.0 million proceeds from the exercise of stock options and $1.8 million used to net-share settle the tax obligation related to vesting equity awards.

Year Ended December 31, 2016 — Net cash used in financing activities of $1.3 million during the year ended December 31, 2016 was primarily due to $1.2 million used to net-share settle the tax obligation related to vesting equity awards.

Year Ended December 31, 2015 — Net cash provided by financing activities of $0.6 million during the year ended December 31, 2015 was due to proceeds of $1.6 million from the exercise of stock options offset by $0.9 million used to net- settle the tax obligation related to the vesting equity awards.

Future Needs

On January 22, 2018, we completed our acquisition of Wealth, Health and Life Advisors, LLC, more commonly known as GoMedigap, a technology-enabled provider of Medicare Supplement enrollment services. This strategic acquisition significantly enhances our growing presence in the Medicare Supplement market, puts us in a stronger position with carriers and strategic partners and allows us to accelerate our projected Medicare plan enrollment growth in 2018 and beyond. The acquisition price paid at closing of the transaction consisted of cash of $15.0 million, less $0.1 million cash acquired, and approximately 294,637 shares of our common stock. In addition, we are obligated to pay an additional $20 million in cash and 589,275 shares of our common stock, subject to the terms of the acquisition agreement and upon final determination of the achievement of certain milestones in 2018 and 2019.
We believe that cash generated from operations and our current cash and cash equivalents will be sufficient to fund our operations, including the additional amounts we are obligated to pay subject to the terms of the acquisition agreement with GoMedigap, for at least twelve months after the filing date of this Exhibit 99.1 of Form 8-K. Our future capital requirements will depend on many factors, including our expected membership and retention rates, our level of investment in technology, marketing and advertising and our customer care initiatives. In addition, our cash position could be impacted by further acquisitions and investments we make to pursue our growth strategy. To the extent that available funds are insufficient to fund our future activities, we plan to raise additional capital through bank debt, or public or private equity or debt financing to the extent such funding sources are available.

Contractual Obligations and Commitments

The following table presents a summary of our future minimum payments under non-cancellable operating lease agreements and contractual service and licensing obligations as of December 31, 2017 (in thousands):

Years Ending December 31,	Operating Lease Obligations	Service and Licensing Obligations	Total Obligations
2018	$3,617	$1,998	$5,615
2019	2,996	861	3,857
2020	2,994	330	3,324
2021	1,457	—	1,457
2022	1,501	—	1,501
Thereafter	651	—	651
Total commitments	$13,216	$3,189	$16,405

Operating Lease Obligations

We lease our operating facilities and certain of our equipment and furniture and fixtures under various operating leases, the latest of which expires in July 2023. Certain of these leases have free or escalating rent payment provisions. We recognize rent expense on our operating leases on a straight-line basis over the terms of the leases, although actual cash payment obligations under certain of these agreements fluctuate over the terms of the agreements.

In March 2012, we entered into an agreement to lease a building in Mountain View, California, adjacent to our headquarters office. The term of the operating lease is ten years from the date the building was delivered to us in August 2013. The base rent increases annually by 3%. As of December 31, 2017, future minimum payments related to this operating lease total $4.2 million over the remaining term of the lease plus our proportionate share of certain operating expenses, insurance costs and taxes for each calendar year during the lease.

In April 2013, we entered into an agreement to lease approximately 20,000 square feet of office space in Westford, Massachusetts. The lease commenced in July 2013 and is for a term of 5 years and 3 months. As of December 31, 2017, future minimum payments totaled approximately $0.4 million over the remaining term of the lease.  In March 2018, we announced we will be closing this facility in the first half of 2018.

In August 2014, we renewed our agreement to lease and expanded to approximately 50,000 square feet of office space in Gold River, California. The lease commenced in August 2014 and is for a term of 4 years and 5 months. In 2015, we vacated approximately 11,200 square feet of this leased office space as a result of a workforce reduction. We reoccupied approximately 5,400 square feet of this previously vacated office space in 2016. As of December 31, 2017, future minimum payments related to this operating lease totaled approximately $3.4 million for the remaining term of the lease.

In August 2017, we entered into an agreement to amend our lease of approximately 28,000 square feet of office space in South Jordan, Utah. This amendment extends the term of this facility lease by 5 years and 3 months from January 2018 to March 2023. As of December 31, 2017, future minimum payments related to this operating lease totaled approximately $3.4 million for the remaining term of the lease.

Service and Licensing Obligations

We have entered into service and licensing agreements with third party vendors to provide various services, including network access, equipment maintenance and software licensing. The terms of these services and licensing agreements are generally up to three years. We record the related service and licensing expenses on a straight-line basis, although actual cash payment obligations under certain of these agreements fluctuate over the terms of the agreements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

Recent Accounting Pronouncements

See Note 1 of the accompanying Notes to Consolidated Financial Statements for recently issued accounting standards that could have an effect on us.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our financial instruments that are exposed to concentrations of credit risk principally consist of cash and cash equivalents and accounts receivable. As of December 31, 2016 and 2017, our cash and cash equivalents were invested as follows (in thousands):

	December 31, 2016	December 31, 2017
Cash (1)	$4,066	$5,098
Money market funds (2)	57,715	35,195
Total cash and cash equivalents	$61,781	$40,293

(1)
We deposit our cash and cash equivalents in accounts with major banks and financial institutions and such deposits are in excess of federally insured limits. We also have deposits with major banks in China that are denominated in both U.S. dollars and Chinese Yuan Renminbi and are not insured by the U.S. federal government.

(2)
At December 31, 2016 and 2017 money market funds consisted of investments in U.S. government-sponsored enterprise bonds and discount notes, U.S. government treasury bills and notes and repurchase agreements collateralized by U.S. government obligations.

We do not require collateral or other security for our accounts receivable. As of December 31, 2016, four customers represented 23%, 17%, 15%, and 12%, respectively, for a combined total of 67% of our $1.9 million outstanding accounts receivable balance. As of December 31, 2017, three customers represented 25%, 22%, and 14%, respectively, or a combined total of 61%, of our $1.5 million outstanding accounts receivable balance. No other customers represented 10% or more of our total accounts receivable at December 31, 2016 and December 31, 2017. We believe the potential for collection issues with any of our customers was minimal as of December 31, 2017. Accordingly, our estimate for uncollectible amounts at December 31, 2017 was not material.

As of December 31, 2016 and December 31, 2017, Medicare commissions receivable accounted for 81% and 71%, respectively, of the total commissions receivable balance. The largest commissions paying customers are Humana, UnitedHealthcare, and Aetna.

Significant Customers

Substantially all revenue for the years ended December 31, 2015, 2016, and 2017 was generated from customers located in the United States. Carriers representing 10% or more of our total revenue for the years ended December 31, 2015, 2016 and 2017 are presented in the table below:

	Year Ended December 31,
	2015	2016	2017
Humana	23%	22%	20%
UnitedHealthcare [1]	12%	19%	23%
Aetna [2]	11%	11%	10%

(1)	UnitedHealthcare also includes other carriers owned by UnitedHealthcare.

(2)	Aetna also includes other carriers owned by Aetna.

Foreign Currency Exchange Risk

To date, substantially all of our revenue has been derived from transactions denominated in United States Dollars. We have exposure to adverse changes in exchange rates associated with operating expenses of our foreign operations, which are denominated in Chinese Yuan Renminbi. Foreign currency fluctuations have not had a material impact historically on our results of operations; however, there can be no assurance that future fluctuations will not have material adverse effects on our results of operations. We have not engaged in any foreign currency hedging or other derivative transactions to date.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The supplementary financial information required by this Item 8 is included in Note 10 to the Consolidated Financial Statements under the caption “Selected Quarterly Financial Data (Unaudited).”

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of eHealth, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of eHealth, Inc. (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated March 16, 2018 expressed an unqualified opinion thereon.

Adoption of New Accounting Standard

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for revenue as a result of the retrospective adoption of Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” as amended.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2000.

Redwood City, California

March 16, 2018, except for the changes to reflect the retrospective adoption of ASU No. 2014-09 "Revenue from Contracts with Customers
(Topic 606)", as amended, described in Note 1, and the subsequent event described in the last paragraph of Note 11, as to which the date is December 17, 2018

EHEALTH, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share information)

	December 31, 2016 (1)	December 31, 2017 (1)
Assets
Current assets:
Cash and cash equivalents	$61,781	$40,293
Accounts receivable	1,948	1,475
Commissions receivable - current	104,726	109,666
Prepaid expenses and other current assets	4,077	4,305
Total current assets	172,532	155,739
Commissions receivable - non-current	153,051	169,751
Property and equipment, net	5,608	4,705
Other assets	3,807	7,287
Intangible assets, net	8,580	7,540
Goodwill	14,096	14,096
Total assets	$357,674	$359,118
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,112	$3,246
Accrued compensation and benefits	10,920	15,498
Accrued marketing expenses	8,058	4,693
Other current liabilities	1,648	2,008
Total current liabilities	25,738	25,445
Deferred income taxes - non-current	75,403	45,089
Other non-current liabilities	4,253	1,920
Stockholders’ equity:
Preferred stock: $0.001 par value; Authorized shares: 10,000,000; Issued and outstanding shares: none	—	—
Common stock: $0.001 par value; Authorized shares: 100,000,000; Issued shares: 29,492,141 and 29,879,952 at December 31, 2016 and 2017, respectively; Outstanding shares: 18,356,551 and 18,641,957 at December 31, 2016 and 2017, respectively	29	30
Additional paid-in capital	272,778	281,706
Treasury stock, at cost: 11,135,590 and 11,237,995 shares at December 31, 2016 and 2017, respectively	(199,998)	(199,998)
Retained earnings	179,298	204,724
Accumulated other comprehensive income	173	202
Total stockholders’ equity	252,280	286,664
Total liabilities and stockholders’ equity	$357,674	$359,118

(1)As adjusted for the adoption of ASC 606 using the full retrospective method

The accompanying notes are an integral part of these consolidated financial statements.

EHEALTH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Year Ended December 31,
	2015 (1)	2016 (1)	2017 (1)
Revenue:
Commission	$184,933	$177,234	$176,883
Other	18,414	16,090	13,823
Total revenue	203,347	193,324	190,706
Operating costs and expenses:
Cost of revenue	1,947	862	582
Marketing and advertising	75,571	72,213	65,874
Customer care and enrollment	43,159	48,718	59,183
Technology and content	36,351	32,749	32,889
General and administrative	30,239	35,216	39,969
Acquisition costs	—	—	621
Restructuring charge (benefit)	4,541	(297)	—
Amortization of intangible assets	1,153	1,040	1,040
Total operating costs and expenses	192,961	190,501	200,158
Income (loss) from operations	10,386	2,823	(9,452)
Other income, net	1,285	1,149	1,182
Income (loss) before provision (benefit) for income taxes	11,671	3,972	(8,270)
Provision (benefit) for income taxes	7,707	3,668	(33,696)
Net income	$3,964	$304	$25,426
Net income per share:
Basic	$0.22	$0.02	$1.37
Diluted	$0.22	$0.02	$1.33
Weighted-average number of shares used in per share amounts:
Basic	18,008	18,272	18,512
Diluted	18,086	18,314	19,047
Comprehensive income:
Net income	$3,964	$304	$25,426
Foreign currency translation adjustment, net of taxes	18	(23)	29
Comprehensive income	$3,982	$281	$25,455

(1)As adjusted for the adoption of ASC 606 using the full retrospective method

The accompanying notes are an integral part of these consolidated financial statements.

EHEALTH, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-in Capital	Shares	Amount	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (1)
Balance at December 31, 2014	28,776	$29	$259,007	(10,946)	$(199,998)	$165,288	$178	$224,504
Issuance of common stock in connection with exercise of common stock options and release of vested restricted stock units, net of cash used to net settle equity awards	395	—	662	(80)	—	—	—	662
Stock-based compensation expense	—	—	7,030	—	—	—	—	7,030
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	18	18
Net income	—	—	—	—	—	3,964	—	3,964
Balance at December 31, 2015	29,171	29	266,699	(11,026)	(199,998)	169,252	196	236,178
Issuance of common stock in connection with exercise of common stock options and release of vested restricted stock units, net of cash used to net settle equity awards	321	—	(1,187)	(110)	—	—	—	(1,187)
Stock-based compensation expense	—	—	7,266	—	—	—	—	7,266
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	(23)	(23)
Cumulative effect of adoption of ASU 2016-09	—	—	—	—	—	9,742	—	9,742
Net income	—	—	—	—	—	304	—	304
Balance at December 31, 2016	29,492	29	272,778	(11,136)	(199,998)	179,298	173	252,280
Issuance of common stock in connection with exercise of common stock options and release of vested restricted stock units, net of cash used to net settle equity awards	388	1	(766)	(102)	—	—	—	(765)
Stock-based compensation expense	—	—	9,694	—	—	—	—	9,694
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	—	29	29
Net income	—	—	—	—	—	25,426	—	25,426
Balance at December 31, 2017	29,880	$30	$281,706	(11,238)	$(199,998)	$204,724	$202	$286,664
(1)As adjusted for the adoption of ASC 606 using the full retrospective method

The accompanying notes are an integral part of these consolidated financial statements.

EHEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015 (1)	2016 (1)	2017 (1)
Operating activities
Net income	$3,964	$304	$25,426
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,148	3,539	2,837
Amortization of internally developed software	627	936	1,464
Amortization of intangible assets	1,153	1,040	1,040
Stock-based compensation expense	7,002	7,266	9,694
Deferred income taxes	8,651	4,652	(30,341)
Other non-cash items	106	(143)	(101)
Changes in operating assets and liabilities:
Accounts receivable	(1,050)	1,563	473
Commissions receivable	(15,050)	(8,032)	(21,640)
Prepaid expenses and other assets	997	(486)	(1,933)
Accounts payable	(2,949)	2,227	(1,866)
Accrued compensation and benefits	6,180	(3,466)	4,578
Accrued marketing expenses	1,865	(3,906)	(3,365)
Deferred revenue	(770)	587	(466)
Accrued restructuring charges	433	(433)	—
Accrued expense and other liabilities	(1,611)	(1,565)	(1,341)
Net cash provided by (used in) operating activities	13,696	4,083	(15,541)
Investing activities
Capitalized internal-use software and website development costs	(1,117)	(1,837)	(3,210)
Purchases of property and equipment and other assets	(1,879)	(1,889)	(1,868)
Net cash used in investing activities	(2,996)	(3,726)	(5,078)
Financing activities
Net proceeds from exercise of common stock options	1,572	62	1,037
Cash used to net-share settle equity awards	(922)	(1,248)	(1,802)
Principal payments in connection with capital leases	(73)	(83)	(105)
Net cash provided by (used in) financing activities	577	(1,269)	(870)
Effect of exchange rate changes on cash and cash equivalents	18	(17)	1
Net increase (decrease) in cash and cash equivalents	11,295	(929)	(21,488)
Cash and cash equivalents at beginning of period	51,415	62,710	61,781
Cash and cash equivalents at end of period	$62,710	$61,781	$40,293
Supplemental disclosure of non-cash investing and financing activities
Capital lease obligations incurred	$156	$51	$76
Supplemental disclosure of cash flows
Cash paid for interest	$34	$14	$20
Cash paid for income taxes, net of refunds	$6	$628	$219
(1)As adjusted for the adoption of ASC 606 using the full retrospective method

The accompanying notes are an integral part of these consolidated financial statements.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Business and Significant Accounting Policies

Description of Business — eHealth, Inc. (the “Company,” “eHealth,” “we” or “us”) is a leading private health insurance exchange for individuals, families and small businesses in the United States. Through our website addresses (www.eHealth.com,  www.eHealthInsurance.com,  www.eHealthMedicare.com, www.Medicare.com, www.PlanPrescriber.com and www.GoMedigap.com), consumers can get quotes from leading health insurance carriers, compare plans side-by-side, and apply for and purchase Medicare-related, individual and family, small business and ancillary health insurance plans. We actively market the availability of Medicare-related insurance plans and offer Medicare plan comparison tools and educational materials for Medicare-related insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans. Our ecommerce technology also enables us to deliver consumers’ health insurance applications electronically to health insurance carriers. We are licensed to market and sell health insurance in all 50 states and the District of Columbia.

Adoption of New Accounting Standard — Effective January 1, 2018, we adopted the requirements of Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), as discussed in detail below under Adoption of New Accounting Standards using the full retrospective method, which requires adjusting prior periods as if Topic 606 had been in effect as of the beginning of the earliest period presented. Thus, the accompanying consolidated balance sheets as of December 31, 2017 and 2016 as well as the accompanying statements of comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2017, 2016, and 2015 have been adjusted to reflect the adoption of Topic 606 as have all related disclosures, including segment information. See “Revenue Recognition” below for additional information on ASU 2014-09 and Note 10 “Adoption Impact of New Revenue Standard” for further discussion of the adoption and the impact on our previously reported historical results.

Principles of Consolidation — The consolidated financial statements include the accounts of eHealth, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Operating Segments — We report segment information based on how our chief executive officer, who is our chief operating decision maker ("CODM"), regularly reviews our operating results, allocates resources and makes decisions regarding our business operations. The performance measures of our segments include total revenue and profit (loss). Our business structure is comprised of two operating segments:

•Medicare and
•Individual, Family and Small Business

The Medicare segment consists primarily of commissions earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision insurance, as well as our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

The Individual, Family and Small Business segment consists primarily of commissions earned from our sale of individual and family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, life, short term disability and long term disability insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

Marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses that are directly attributable to a segment are reported within the applicable segment. Indirect marketing and advertising, customer care and enrollment and technology and content operating expenses are allocated to each segment based on usage. Other indirect general and administrative operating expenses are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the two operating segments and are presented as a reconciling item to our consolidated financial results.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment profit (loss) is calculated as total revenue for the applicable segment less direct and allocated marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets.

Use of Estimates —The preparation of consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates, including those related to, but not limited to, the useful lives of intangible assets, fair value of investments, recoverability of intangible assets, the commissions we expect to collect for each approved member cohort, valuation allowance for deferred income taxes, provision for income taxes and the assumptions used in determining stock-based compensation. We base our estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that we believe to be reasonable. Actual results may differ from these estimates.

Reclassifications — For presentation purposes, certain prior period amounts have been reclassified to conform to the reporting in the current period financial statements. Specifically, for the years ended December 31, 2015 and 2016, we reclassified $0.6 million and $0.8 million, respectively, of operating expenses related to our licensing department, which was previously reported as general and administrative expense, to customer care and enrollment expense. This reclassification did not affect previously reported operating results, cash flows or stockholders' equity.

Cash Equivalents — We consider all investments with an original maturity of 90 days or less from the date of purchase to be cash equivalents. Cash and cash equivalents are stated at fair value.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation and amortization. Capital lease amortization expenses are included in depreciation expense in our Consolidated Statements of Comprehensive Income. Depreciation and amortization is computed using the straight-line method based on estimated useful lives as follows:

Computer equipment and software	3 to 5 years
Office equipment and furniture	5 years
Leasehold improvements	Lesser of useful life (typically 5 to 10 years) or related lease term

Maintenance and minor replacements are expensed as incurred.

See Note 2 - Balance Sheet Accounts of the Notes to Consolidated Financial Statements for additional information regarding our property and equipment.

Business Combinations — We allocate the fair value of the purchase consideration of our acquired businesses to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values at the acquisition date. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

Goodwill and Intangible Assets — Goodwill represents the excess of the consideration paid over the estimated fair value of assets acquired and liabilities assumed in a business combination. In the event that we realign our reporting units, we allocate our goodwill to the new reporting units using the relative fair value approach. We test our goodwill for impairment on an annual basis in the fourth quarter of each year or whenever events or changes in circumstances indicate that the asset may be impaired. Factors that we consider in deciding when to perform an impairment test include significant negative industry or economic trends or significant changes or planned changes in our use of the intangible assets.

We realigned our reporting units into two operating segments during the year ended December 31, 2016, at which time we allocated $3.7 million and $10.4 million of the carrying value of the goodwill to the Medicare and Individual, Family and Small Business segments, respectively, based on the relative fair value of the operating segments. We continued to report the same two segments during the year ended December 31, 2017 and no goodwill impairment has been identified in any of the years presented.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate a potential reduction in their fair values below their respective carrying amounts. Intangible assets with finite useful lives, which include purchased technology, pharmacy and customer relationships, trade names, and certain trademarks, are amortized over their estimated useful lives.

Goodwill and intangible assets are considered non-financial assets and therefore, subsequent to their initial recognition are not revalued at fair value each reporting period unless an impairment charge is recognized.

We must make subjective judgments in determining the independent cash flows that can be related to specific asset groupings. In addition, we must make subjective judgments regarding the remaining useful lives of assets with finite useful lives. When we determine that the useful life of an asset is shorter than we had originally estimated, we accelerate the rate of amortization over the assets’ new, remaining useful life. We evaluated the remaining useful lives of our intangible assets with finite lives and determined no material adjustments to the remaining lives were required.

Other Long-Lived Assets —We evaluate other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition — In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, "Revenue from Contracts with Customers" ("Topic 606"), requiring an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As noted above, we adopted Topic 606 using the full retrospective method and, accordingly, our historical financial statements and related disclosures have been restated herein to reflect the adoption of Topic 606 for all periods presented.

We are compensated by the receipt of commission payments from health insurance carriers whose health insurance policies are purchased through our ecommerce platforms or our customer care centers. We may also receive commission bonuses based on our attaining predetermined target sales levels for Medicare, individual and family, small business and ancillary health insurance products, or other objectives, as determined by the health insurance carrier, which we recognize as commission revenue when we achieve the predetermined target sales levels or other objectives. In addition, we also generate revenue from non-commission revenue sources, which include online sponsorship and advertising, technology licensing and lead referrals. Payment is typically received within 60 days of approval.

The core principle of Topic 606 is to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Accordingly, we recognize revenue for our services in accordance with the following five steps outlined in Topic 606:

•
Identification of the contract, or contracts, with a customer.  A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

•
Identification of the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract.

•	Determination of the transaction price. The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

•
Allocation of the transaction price to the performance obligations in the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price ("SSP") basis.

•
Recognition of revenue when, or as, we satisfy a performance obligation. We satisfy performance obligations either over time or at a point in time, as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised good or service to the customer.

Commission Revenue - Our commission revenue is primarily comprised of commissions paid to us by health insurance carriers related to insurance plans that have been purchased by a member through our health insurance exchange service. We define a member as an individual currently covered by an insurance plan, which include Medicare-related, individual and family, small business and ancillary plans. We are compensated by the health insurance carrier, which we define as our customer.

We typically enter into contractual agency relationships with health insurance carriers that are non-exclusive and terminable on short notice by either party for any reason. In addition, health insurance carriers often have the ability to terminate or amend our agreements unilaterally on short notice, including provisions in our agreements relating to the commission rates paid to us by the health insurance carriers. The amendment or termination of an agreement we have with a health insurance carrier may adversely impact the commissions we are paid on health insurance plans purchased from the carrier by means of our health insurance exchange services.

For both Medicare Advantage and Medicare Part D prescription drug plans, we receive a fixed, annual commission payment from insurance carriers once the plan is approved by the carrier and either a fixed, monthly or annual commission payment beginning with and subsequent to the second plan year. In the first plan year of a Medicare Advantage and Medicare Part D prescription drug plan, after the health insurance carrier approves the application but during the effective year of the plan, we are paid a fixed commission that is prorated for the number of months remaining in the calendar year. Additionally, if the plan is the first Medicare Advantage or Medicare Part D plan issued to the member, we may receive a higher commission rate that covers a full twelve-month period, regardless of the month the plan was effective. We earn commission revenue for Medicare Advantage and Medicare Part D prescription drug plans for which we are the broker of record, typically until either the policy is cancelled or we otherwise do not remain the agent on the policy.

For individual and family, Medicare Supplement, small business and ancillary plans, our commissions generally represent a flat amount per member per month or a percentage of the premium amount collected by the carrier during the period that a member maintains coverage under a plan. Premium-based commissions are reported to us after the premiums are collected by the carrier, generally on a monthly basis. We generally continue to receive the commission payment from the relevant insurance carrier until the health insurance plan is cancelled or we otherwise do not remain the agent on the policy.

We utilize a practical expedient to estimate commission revenue for each insurance product by applying the use of a portfolio approach to group approved members by the effective month of the relevant policy (referred to as a “cohort”). This allows us to estimate the commissions we expect to collect for each approved member cohort by evaluating various factors, including but not limited to, contracted commission rates, carrier mix and expected member churn.

For Medicare-related, individual and family and ancillary health insurance plans, our services are complete once a submitted application is approved by the relevant health insurance carrier. Accordingly, we recognize commission revenue based upon the total estimated lifetime commissions we expect to receive for selling the plan after the carrier approves an application, net of a constraint. We refer to these estimated and constrained lifetime values as the "constrained LTV" for the plan. We provide annual services in selling and renewing small business health insurance plans; therefore, we recognize small business health insurance plan commission revenue at the time the plan is approved by the carrier, and when it renews each year thereafter, equal to the estimated commissions we expect to collect from the plan over the following 12-months. Our estimate of commission revenue for each product line is based on a number of assumptions, which include, but are not limited to, estimating conversion of an approved member to a paying member, forecasting member churn and forecasting the commission amounts likely to be received per member. These assumptions are based on historical trends and incorporate management’s judgment in interpreting those trends and in applying constraints discussed below. To the extent we make changes to the assumptions, we will recognize any material impact of the changes to commission revenue in the reporting period in which the change is made, including revisions of estimated lifetime commissions either below or in excess of previously estimated constrained LTV recognized as revenue.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Medicare-related, individual and family and ancillary health insurance plans, we apply constraints to determine the amount of commission revenue to recognize per approved member. The constraints are applied to help ensure that the total estimated lifetime commissions expected to be collected for an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate the appropriateness of these constraints on at least an annual basis, including assessing factors affecting our estimate of the estimated lifetime value of commissions per approved member based on current trends impacting our business and assessing whether any adjustment to those constraints should be made. We update the assumptions when we observe a sufficient level of evidence that would suggest that the long term expectation of the assumption has changed.

For the years ended December 31, 2015, 2016 and 2017, the constraints applied to the total estimated lifetime commissions we expect to receive for selling the plan after the carrier approves an application in order to derive the constrained lifetime value of commissions per approved member are as follows:

	Year Ended December 31,
	2015	2016	2017
Medicare
Medicare Advantage	7%	7%	7%
Medicare Supplement	5%	5%	5%
Medicare Part D	5%	5%	5%

Individual and Family
Non-Qualified Health Plans	15%	15%	15%
Qualified Health Plans	20%	20%	20%

Ancillary	10%	10%	10%

Small Business	—	—	—

Refer to Note 10 - Adoption Impact of New Revenue Standard for discussion of our adoption of ASC 606.

Other Revenue — Our sponsorship and advertising program allows carriers to purchase advertising space in specific markets in a sponsorship area on our website. In return, we are typically paid a monthly fee, which is recognized over the period that advertising is displayed, and often a performance fee based on metrics such as submitted health insurance applications, which is recognized when control has been transferred. We also offer Medicare advertising services, which include website development, hosting and maintenance. In these instances, we are typically paid a fixed, up-front fee, which we recognize as revenue as control is transferred ratably over the service period.

Our commercial technology licensing business allows carriers the use of our ecommerce platform to offer their own health insurance policies on their websites and agents to utilize our technology to power their online quoting, content and application submission processes. Typically, we are paid a one-time implementation fee, which we recognize as control is transferred on a straight-line basis over the estimated term of the customer relationship (generally the initial term of the agreement), commencing once the technology is available for use by the third party, and a performance fee based on metrics such as submitted health insurance applications. The metrics used to calculate performance fees for both sponsorship and advertising and technology licensing are based on performance criteria that are either measured based on data tracked by us, or based on data tracked by the third party. In instances where the performance criteria data is tracked by us, we recognize revenue in the period of performance and when all other revenue recognition criteria has been met. In instances where the performance criteria data is tracked by the third party, we recognize revenue as control is transferred at amounts where reversal of such amounts is not likely to occur. Typically, this occurs through our receipt of a cash payment from the third party along with a detailed statement containing the data that is tracked by the third party.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Revenue — Deferred revenue includes deferred technology licensing implementation fees and amounts billed for performance obligations, including professional services, in arrangements with multiple performance obligations that do not have stand-alone value from other, undelivered performance obligations, as well as amounts billed or collected from sponsorship or technology licensing customers in advance of our performing our service for such customers. It also includes the amount by which both unbilled and billed services provided under our technology licensing arrangements exceed the straight-line revenue recognized to date.

Some of our contracts with customers contain multiple performance obligations. We allocate revenue to all performance obligations within an arrangement with multiple performance obligations at the inception of the arrangement using the relative standalone selling price method.

Disaggregation of Revenue — The table below depicts the disaggregation of revenue by product for the years ended December 31, 2015, 2016, and 2017, and is consistent with how we evaluate our financial performance:

	Year Ended December 31,
	2015	2016	2017
Commission Revenue:
Medicare:
Medicare Advantage	$75,479	$95,736	$107,567
Medicare Supplement	9,271	11,561	15,435
Medicare Part D	6,771	8,800	11,085
Total Medicare	91,521	116,097	134,087
Individual and Family (1):
Non-Qualified Health Plans	40,630	18,852	10,024
Qualified Health Plans	18,790	14,365	7,055
Total Individual and Family	59,420	33,217	17,079
Ancillary:
Short-term	7,788	7,276	5,504
Dental	10,702	6,968	5,064
Vision	2,575	2,013	1,607
Other	2,326	2,189	3,873
Total Ancillary	23,391	18,446	16,048
Small Business	5,788	6,133	7,501
Commission Bonus	4,813	3,341	2,168
Total Commission Revenue	184,933	177,234	176,883
Other Revenue	18,414	16,090	13,823
Total Revenue	$203,347	$193,324	$190,706

(1)
We define our Individual and Family Plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both Qualified and Non-Qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase Non-Qualified health plans cannot receive a subsidy in connection with the purchase of Non-Qualified plans.

Book-of-Business Transfers — We entered into several agreements with a broker partner, whereby the partner transferred certain of its existing Medicare plan members to us as the broker of record on the underlying policies. The first of these book-of-business transfers occurred in November 2010 and the most recent in June 2012. Total consideration paid by us

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for these books-of-business amounted to $13.9 million. The consideration we paid to the broker partner was based on the discounted commissions expected to be received over the remaining life of each transferred Medicare plan member. As we receive commission payments from health insurance carriers for these plan members, we record the margin earned to other income (expense), net in the consolidated statements of comprehensive income (loss). The margin earned and recorded to other income, net for these books-of-business for the years ended December 31, 2015, 2016 and 2017 totaled $1.2 million, $1.0 million and $0.9 million, respectively.

Incremental Costs to Obtain a Contract — We reviewed our sales compensation plans, which are directed at converting leads into approved members, and concluded that they are fulfillment costs and not costs to obtain a contract with a health insurance carrier, which we define as our customer. Additionally, we reviewed compensation plans related to personnel responsible for identifying new health insurance carriers and entering into contracts with new health insurance carriers and concluded that no incremental costs are incurred to obtain such contracts.

Cost of Revenue — Included in cost of revenue are payments related to health insurance policies sold to members who were referred to our website by marketing partners with whom we have revenue-sharing arrangements. In order to enter into a revenue-sharing arrangement, marketing partners must be licensed to sell health insurance in the state where the policy is sold. Costs related to revenue-sharing arrangements are expensed as the related revenue is recognized.

Marketing and Advertising Expenses — Marketing and advertising expenses consist primarily of member acquisition expenses associated with our direct, marketing partner and online advertising member acquisition channels, in addition to compensation and other expenses related to marketing, business development, partner management, public relations and carrier relations personnel who support our offerings. Advertising costs incurred in the years ended December 31, 2015, 2016 and 2017 totaled $66.5 million, $64.8 million and $56.0 million, respectively.

Our direct channel expenses primarily consist of costs for direct mail, email marketing and television and radio advertising. Advertising costs for our direct channel are expensed the first time the related advertising takes place. Our marketing partner channel expenses primarily consist of fees paid to marketing partners with which we have a relationship. Our online advertising channel expenses primarily consist of paid keyword search advertising on search engines and retargeting campaigns. Advertising costs for our marketing partner channel and our online advertising channel are expensed as incurred.

Research and Development Expenses — Research and development expenses consist primarily of compensation and related expenses incurred for employees on our engineering and technical teams. Research and development costs, which totaled $10.6 million, $8.9 million and $7.6 million for the years ended December 31, 2015, 2016 and 2017, respectively, are included in technology and content expense in the accompanying Consolidated Statements of Comprehensive Income.

Deferred Contract Costs — Deferred contract costs primarily represent direct costs related to professional services provided in connection with technology licensing arrangements that are accounted for as a single unit of accounting.  The direct professional services costs are deferred up until the commencement of revenue recognition of the single unit and then recognized as cost of revenue ratably over the same period as the related revenue.

Internal-Use Software and Website Development Costs — We capitalize costs of materials, consultants and compensation and benefits costs of employees who devote time to the development of internal-use software during the application development stage. Our judgment is required in determining the point at which various projects enter the phases at which costs may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized, which is generally three years. For the years ended December 31, 2015, 2016 and 2017, we capitalized internal-use software and website development costs of $1.1 million, $1.8 million and $3.2 million, respectively, and recorded amortization expense of $0.6 million, $0.9 million and $1.5 million, respectively.

Stock-Based Compensation — We recognize stock-based compensation expense in the accompanying Consolidated Statements of Comprehensive Income based on the fair value of our stock-based awards over their respective vesting periods, which is generally four years. The estimated grant date fair value of our stock options is determined using the Black-Scholes-Merton pricing model and a single option award approach. The weighted-average expected term for stock options granted is calculated using historical option exercise behavior. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date stock price. Through December 31, 2017, we had not declared or paid any cash dividends, and we do not expect to pay any in the foreseeable future. We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of our stock

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

options. Expected volatility is determined using a combination of the implied volatility of publicly traded options in our stock and historical volatility of our stock price. The estimated attainment of performance-based awards and related expense is based on the expectations of revenue and earnings target achievement. The estimated fair value of performance awards with market conditions is determined using the Monte-Carlo simulation model. The assumptions used in calculating the fair value of stock-based payment awards and expected attainment of performance-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We will continue to use judgment in evaluating the expected term and volatility related to our own stock-based awards on a prospective basis, and incorporating these factors into the model. Changes in key assumptions could significantly impact the valuation of such instruments.

401(k) Plan — In September 1998, our board of directors adopted a defined contribution retirement plan ("401(k) Plan"), which qualifies under Section 401(k) of the Internal Revenue Code of 1986. Participation in the 401(k) Plan is available to substantially all employees in the United States. Employees can contribute up to 25% of their salary, up to the federal maximum allowable limit, on a before-tax basis to the 401(k) Plan. Employee contributions are fully vested when contributed. Our contributions to the 401(k) Plan are discretionary and are expensed when incurred. We also match employee contributions to our 401(k) Plan at 25% of an employee’s contribution each pay period, up to a maximum of 1% of the employee’s salary during such pay period. Our matching contributions are expensed as incurred and vest one-third for each of the first three years of the recipient’s service. The recipient is fully vested in all 401(k) Plan matching contributions after three years of service. We recognized expense of $0.3 million, $0.3 million and $0.4 million for the years ended December 31, 2015, 2016 and 2017, respectively, related to 401(k) matching contributions.

Income Taxes — We account for income taxes using the liability method. Deferred income taxes are determined based on the differences between the financial reporting and tax bases of assets and liabilities, using enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

We utilize a two-step approach for evaluating uncertain tax positions. Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. We record interest and penalties related to uncertain tax positions as income tax expense in the consolidated financial statements.

Seasonality — A greater number of our Medicare-related health insurance plans are sold in our fourth quarter during the Medicare annual enrollment period when Medicare-eligible individuals are permitted to change their Medicare Advantage and Medicare Part D prescription drug coverage for the following year. As a result, our Medicare plan-related commission revenue is highest in our fourth quarter.

The majority of our individual and family health insurance plans are sold in the fourth quarter during the annual open enrollment period as defined under the federal Patient Protection and Affordable Care Act and related amendments in the Health Care and Education Reconciliation Act. Individuals and families generally are not able to purchase individual and family health insurance outside of these open enrollment periods, unless they qualify for a special enrollment period as a result of certain qualifying events, such as losing employer-sponsored health insurance or moving to another state.

Recent Accounting Pronouncements

Compensation — Stock Compensation (Topic 718) — In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. ASU 2017-09 is to be applied on a prospective basis to an award modified on or after the adoption date. We adopted ASU 2017-09 in the first quarter of 2018 and the adoption of this new standard to have a material impact on our consolidated financial statements.

Goodwill Impairment (Topic 350) — In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350). Under the new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquired in a business combination. The new standard is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2019 with early adoption permitted for annual goodwill impairment tests performed after January 1, 2017. The standard must be applied prospectively. Upon adoption, the standard will impact how we assess goodwill for impairment. We do not expect ASU 2017-04 will have a material impact on our consolidated financial statements.

Statement of Cash Flows (Topic 230) — In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which clarifies guidance on the classification and presentation of restricted cash in the statement of cash flows. Under the ASU, changes in restricted cash and restricted cash equivalents would be included along with those of cash and cash equivalents in the statement of cash flows. As a result, entities would no longer present transfers between cash/equivalents and restricted cash/equivalents in the statement of cash flows. In addition, a reconciliation between the balance sheet and the statement of cash flows would be disclosed when the balance sheet includes more than one line item for cash/equivalents and restricted cash/equivalents. ASU 2016-18 was effective for us beginning on January 1, 2018 and was applied on a retrospective basis. The adoption of this new standard did not have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments are presented on the statement of cash flows. ASU 2016-15 is effective for annual reporting periods beginning after December 15, 2017. We will adopt ASU 2016-15 in the first quarter of 2018 and we do not expect the adoption of this new standard will have a material impact on our consolidated financial statements.

Leases (Topic 842) — In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease; for lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. The guidance also eliminates existing real estate-specific provisions for all entities. The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted. We are currently considering our timing of adoption and are in the process of evaluating the impact of the adoption of ASU 2016-02 on our consolidated financial statements.

Note 2 - Balance Sheet Accounts

Cash and Cash Equivalents — As of December 31, 2016 and December 31, 2017, our cash equivalents consisted of money market accounts that invested in U.S. government-sponsored enterprise bonds and discount notes, U.S. government treasury bills and notes and repurchase agreements collateralized by U.S. government obligations. As of December 31, 2016 and December 31, 2017, our cash equivalents carried no unrealized gains or losses and we did not realize any significant gains or losses on sales of cash equivalents during the years ended December 31, 2016 and 2017.

As of December 31, 2016 and December 31, 2017, our cash and cash equivalent balances were invested as follows (in thousands):

	December 31, 2016	December 31, 2017
Cash	$4,066	$5,098
Money market funds	57,715	35,195
Total cash and cash equivalents	$61,781	$40,293

Concentration of Credit Risk — Our financial instruments that are exposed to concentrations of credit risk principally consist of cash, cash equivalents and accounts receivable. We invest our cash and cash equivalents with major banks and financial institutions and, at times, such investments are in excess of federally insured limits. We also have deposits with major

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

banks in China that are denominated in both U.S. dollars and Chinese Yuan Renminbi and are not insured by the U.S. federal government.

We do not require collateral or other security for our accounts receivable. As of December 31, 2016, four customers represented 23%, 17%, 15%, and 12%, respectively, for a combined total of 67% of our $1.9 million outstanding accounts receivable balance. As of December 31, 2017, three customers represented 25%, 22%, and 14%, respectively, or a combined total of 61%, of our $1.5 million outstanding accounts receivable balance. No other customers represented 10% or more of our total accounts receivable at December 31, 2016 and December 31, 2017. We believe the potential for collection issues with any of our customers was minimal as of December 31, 2017. Accordingly, our estimate for uncollectible amounts at December 31, 2017 and 2016 was not material.

As of December 31, 2016 and December 31, 2017, Medicare commissions receivable accounted for 81% and 71%, respectively, of the total commissions receivable balance.

Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2016	December 31, 2017
Prepaid maintenance contracts	$2,026	$1,944
Prepaid insurance	541	490
Prepaid rent	370	311
Other current assets	1,140	1,560
Prepaid expenses and other current assets	$4,077	$4,305

Property and Equipment — Property and equipment consisted of the following (in thousands):

	December 31, 2016	December 31, 2017
Computer equipment and software	$17,524	$17,112
Office equipment and furniture	3,490	3,583
Leasehold improvements	3,173	3,156
Property and equipment, gross	24,187	23,851
Less accumulated depreciation and amortization	(18,579)	(19,146)
Property and equipment, net	$5,608	$4,705

Depreciation and amortization expense related to property and equipment totaled $4.1 million, $3.5 million and $2.8 million in the years ended December 31, 2015, 2016 and 2017, respectively.

Other Assets — Other assets consisted of the following (in thousands):

	December 31, 2016	December 31, 2017
Capitalized project costs	$2,735	$4,481
Security deposits	589	545
Deferred tax assets	204	232
Other assets	279	2,029
Other assets	$3,807	$7,287

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets — The carrying amounts,  accumulated amortization, net carrying value and weighted average remaining life of our definite-lived amortizable intangible assets, as well as our indefinite-lived intangible trademarks, are presented in the tables below for (dollars in thousands, weighted-average useful life is as of December 31, 2017):

	December 31, 2016			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life
Technology	$1,700	$(1,700)	$—	$1,700	$(1,700)	$—	0 years
Pharmacy and customer relationships	10,100	(6,934)	3,166	10,100	(7,884)	2,216	2.3 years
Trade names, trademarks and website addresses	907	(607)	300	907	(697)	210	2.3 years
Total intangible assets subject to amortization	$12,707	$(9,241)	$3,466	$12,707	$(10,281)	$2,426
Indefinite-lived trademarks and domain names			5,114			5,114	Indefinite
Intangible assets			$8,580			$7,540

During the years ended December 31, 2015, 2016 and 2017, amortization expense related to intangible assets totaled $1.2 million, $1.0 million and $1.0 million, respectively.

As of December 31, 2017, expected amortization expense in future periods is as follows (in thousands):

Years Ending December 31,	Pharmacy and Customer Relationships	Trade Names, Trademarks and Website Addresses	Total
2018	$950	$90	$1,040
2019	950	90	1,040
2020	316	30	346
Total	$2,216	$210	$2,426

Other Current Liabilities — Other current liabilities consisted of the following (in thousands):

	December 31, 2016	December 31, 2017
Deferred revenue	$851	$385
Professional fees	307	1,012
Other accrued expenses	490	611
Total other current liabilities	$1,648	$2,008

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Non-Current Liabilities — Non-current liabilities consisted of the following (in thousands):

	December 31, 2016	December 31, 2017
Deferred rent – non-current	$830	$724
Accrued affiliate commissions	1,322	1,092
Income tax payable – non-current	1,978	19
Other non-current liabilities	123	85
Total other non-current liabilities	$4,253	$1,920

Note 3 - Fair Value Measurements

We define fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques we use to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. We classify the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

Our cash equivalents were invested in money market funds and were classified as Level 1. We endeavor to utilize the best available information in measuring fair value. We used observable prices in active markets in determining the classification of our money market funds as Level 1.

The following table is a summary of financial assets measured at fair value on a recurring basis and their classification within the fair value hierarchy (in thousands).

	December 31, 2016			December 31, 2017
	Carrying Value	Level 1	Total	Carrying Value	Level 1	Total
Assets
Money market funds	$57,715	$57,715	$57,715	$35,195	$35,195	$35,195

Note 4 - Stockholder's Equity

Preferred Stock — Our board of directors has the authority, without any further action by our stockholders, to issue up to 110,000,000 shares, par value $0.001 per share, of which 10,000,000 shares are designated as preferred stock. As of December 31, 2016 and 2017, there were no shares of preferred stock outstanding.

Common Stock — On all matters submitted to our stockholders for vote, our common stockholders are entitled to one vote per share, voting together as a single class, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may apply to any shares of preferred stock outstanding, the holders of common stock are entitled to share equally in any dividends, when and if declared by our board of directors. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares Reserved — We generally issue previously unissued common stock upon the exercise of stock options, the vesting of restricted stock units and upon granting of restricted common stock awards; however we may reissue previously acquired treasury shares to satisfy these future issuances. Shares of authorized but unissued common stock reserved for future issuance were as follows (in thousands):

December 31, 2017
Common stock:
Stock options issued and outstanding	983
Restricted stock units issued and outstanding	1,745
Shares available for grant	1,409
Total shares reserved	4,137
Stock Plans — On June 12, 2014, upon approval at the Annual Meeting of Stockholders, we adopted the 2014 Equity Incentive Plan (the “2014 Plan”). The 2014 Plan replaced the 2006 Equity Incentive Plan and 4,500,000 shares were authorized for issuance under the 2014 Plan. The 2014 Plan does not include an evergreen provision to automatically increase the number of shares available under it and increases in the number of shares authorized for issuance under the 2014 Plan require stockholder approval. Also, under the 2014 Plan the following shares are not recycled for future grant under the 2014 Plan: (i) shares used in connection with the exercise of an option and/or stock appreciation right to pay the exercise price or purchase price of such award or satisfy applicable tax withholding obligations; and (ii) the gross number of shares subject to stock appreciation rights that are exercised. Furthermore, the 2014 Plan included a provision that prohibits repricing of outstanding stock options or stock appreciation rights and formalized and updated procedures to qualify awards as “performance-based” compensation under Section 162(m) of the Internal Revenue Code in order to preserve full tax deductibility of such awards.

We previously granted options to purchase shares of our common stock and restricted stock units under our 2006 Equity Incentive Plan and 2005 Stock Plan. The 2006 Equity Incentive Plan was terminated with respect to the grant of additional awards on June 12, 2014, upon adoption of our 2014 Plan. The 2005 Stock Plan was terminated with respect to the grant of additional awards upon the effectiveness of the 2006 Equity Incentive Plan.

Our stock options granted under the 2014 Plan generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Stock options granted under the 2014 Plan generally expire after seven years from the date of grant. On December 31, 2017, no shares were subject to repurchase.

Our restricted stock unit awards granted under the 2014 Plan, 2006 Plan and 2005 Stock Plan generally vest over four years at a rate of 25% after one year and 25% annually thereafter.

We grant market-based restricted stock units to our executive officers and certain members of our senior management team. Each market-based stock unit represents a contingent right to receive certain shares of our common stock upon the attainment of certain stock prices over a four-year performance period. Once a stock price threshold is achieved, the portion of the award related to that threshold will vest on the one-year anniversary of the date of achievement, subject to the employee's continued service through each vesting date. Compensation expense related to these awards is recognized on an accelerated basis over the requisite service period.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes activity under our 2014 Plan for the year ended December 31, 2017 (in thousands):

Shares Available for Grant [1]
Shares available for grant December 31, 2016 [1]	2,267
Restricted stock units granted [2]	(860)
Options granted [3]	(330)
Restricted stock units cancelled [4]	318
Options cancelled	14
Shares available for grant December 31, 2017 [1]	1,409

(1)	Shares available for grant do not include treasury stock shares that could be granted if we determined to do so.

(2)	Includes grants of restricted stock units with service, performance-based or market-based vesting criteria.

(3)	Includes grants of stock options with service, performance-based or market-based vesting criteria.

(4)	Includes cancelled restricted stock units with service, performance-based or market-based vesting criteria.

The following table summarizes stock option activity under the Stock Plans (in thousands, except weighted-average exercise price and weighted-average remaining contractual life data):

	Number of Stock Options [1]	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Life (years)	Aggregate Intrinsic Value [2]
Balance outstanding at December 31, 2016	975	$18.14	3.5	$31
Granted	330	$16.95
Exercised	(69)	$14.96
Cancelled	(253)	$20.43
Balance outstanding at December 31, 2017	983	$17.38	4.6	$2,522
Vested and expected to vest at December 31, 2017	931	$17.44	4.5	$2,401
Exercisable at December 31, 2017	405	$20.34	2.6	$857

(1)	Includes certain stock options with service, performance-based or market-based vesting criteria.

(2)
The aggregate intrinsic value is calculated as the product between eHealth’s closing stock price as of December 31, 2016 and December 31, 2017 and the exercise price of in-the-money options as of those dates.

The following table provides information pertaining to our stock options for the year ended December 31, 2015, 2016 and 2017 (in thousands, except weighted-average fair values):

	Year Ended December 31,
	2015	2016	2017
Weighted average fair value of options granted	$5.67	$4.46	$9.03
Total fair value of options vested	$1,602	$1,243	$799
Intrinsic value of options exercised	$546	$4	$430

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes restricted stock unit activity under the Stock Plans (in thousands, except weighted-average grant date fair value and weighted-average remaining contractual life data):

	Number of Restricted Stock Units [1]	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Service Period	Aggregate Intrinsic Value [2]
Unvested as of December 31, 2016	1,523	$12.83	2.8	$13,901
Granted	860	$16.28
Vested	(318)	$15.19
Cancelled	(320)	$12.17
Unvested as of December 31, 2017	1,745	$14.24	2.3	$30,313

(1)	Includes certain restricted stock units with service, performance-based or market-based vesting criteria.

(2)
The aggregate intrinsic value is calculated as the difference of our closing stock price as of December 31, 2016 and December 31, 2017 multiplied by the number of restricted stock units outstanding as of December 31, 2016 and December 31, 2017, respectively.

Stock Repurchase Programs — We had no stock repurchase activity during the years ended December 31, 2015, 2016 and 2017. In addition to 10,663,888 shares repurchased under our past repurchase programs as of December 31, 2017, we have in treasury 574,107 shares that were previously surrendered by employees to satisfy tax withholdings due in connection with the vesting of certain restricted stock units. As of December 31, 2016 and December 31, 2017, we had a total of 11,135,590 shares and 11,237,995 shares, respectively, held in treasury.

For accounting purposes, common stock repurchased under our stock repurchase programs is recorded based upon the settlement date of the applicable trade. Such repurchased shares are held in treasury and are presented using the cost method.

Stock-Based Compensation Expense — The fair value of stock options granted to employees for the years ended December 31, 2015, 2016 and 2017 was estimated using the following weighted average assumptions:

	Year Ended December 31,
	2015	2016	2017
Expected term	4.3	4.4	4.3
Expected volatility	64.1%	65.4%	69.8%
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.2%	1.1%	1.8%

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average fair value of the market-based options and restricted stock units was determined using the Monte Carlo simulation model using the following weighted average assumptions:

	Year Ended December 31,
	2015	2016	2017
Expected term	2.6	2.1	1.6
Expected volatility	64.7%	67.9%	70.9%
Expected dividend yield	—%	—%	—%
Risk-free interest rate	1.1%	1.1%	1.7%
Weighted average grant date fair value	$6.69	$9.64	$9.42

The following table summarizes stock-based compensation expense recorded during the years ended December 31, 2015, 2016 and 2017 (in thousands):

	Year Ended December 31,
	2015	2016	2017
Common stock options	$1,522	$1,015	$1,863
Restricted stock units	5,480	6,251	7,831
Total stock-based compensation expense	$7,002	$7,266	$9,694

The following table summarizes stock-based compensation expense by operating function for the years ended December 31, 2015, 2016 and 2017 (in thousands):

	Year Ended December 31,
	2015	2016	2017
Marketing and advertising	$1,950	$1,237	$1,033
Customer care and enrollment	477	497	418
Technology and content	1,728	1,836	1,410
General and administrative	2,734	3,696	6,833
Restructuring charges	113	—	—
Total stock-based compensation expense	$7,002	$7,266	$9,694

As of December 31, 2017, there was $3.4 million of total unamortized compensation costs, net of estimated forfeitures, related to stock options, and these costs are expected to be recognized over a weighted average period of 2.6 years. As of December 31, 2017, there was $17.8 million of total unamortized compensation costs, net of estimated forfeitures, related to restricted stock units, and these costs are expected to be recognized over a weighted average period of 2.7 years.

During the year ended December 31, 2016, due to changes in our senior management, we accelerated the vesting dates of certain stock options and restricted stock units granted to three former employees. We recorded a $0.5 million incremental stock-based compensation expense in connection with this modification.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Income Taxes

The components of our income (loss) before benefit for income taxes were as follows (in thousands):

	Year Ended December 31,
	2015	2016	2017
United States	$11,236	$3,087	$(9,242)
Foreign	435	885	972
Income (loss) before provision for income taxes	$11,671	$3,972	$(8,270)

The provision (benefit) for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2015	2016	2017
Current:
Federal	$(584)	$(948)	$(275)
State	(457)	(214)	(1,433)
Foreign	97	178	179
Total current	(944)	(984)	(1,529)
Deferred:
Federal	8,037	4,306	(28,161)
State	644	361	(3,992)
Foreign	(30)	(15)	(14)
Total deferred	8,651	4,652	(32,167)
Provision (benefit) for income taxes	$7,707	$3,668	$(33,696)

The following table provides a reconciliation of the federal statutory income tax rate to our effective tax rate:

	Year Ended December 31,
	2015	2016	2017
Tax provision (benefit) at U.S. statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	10.5	14.1	31.7
Non-qualified stock option shortfalls (windfalls), net	15.2	23.0	1.9
Stock-based compensation	11.0	18.3	(9.7)
Lobbying	2.6	8.9	(9.1)
Research and development credits	(9.7)	(20.4)	(1.5)
Tax reform - tax rate change	—	—	355.9
Foreign income tax and income inclusion	—	10.9	2.7
Other	1.4	2.4	0.7
Effective tax rate	66.0%	92.2%	407.6%

Our effective tax rates in 2015 and 2016 were both higher than the federal rate. The provision for income taxes in 2015 differs from the federal statutory rate primarily due to stock based compensation adjustments and non-deductible lobbying expenses, partially offset by the release of a liability for unrecognized tax benefits and research and development tax credits. The provision for income taxes in 2016 differs from the federal statutory rate primarily due to stock based compensation adjustments, foreign income inclusions, and non-deductible lobbying expenses, partially offset by the release of a liability for unrecognized tax benefits and research and development tax credits.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our effective tax rate in 2017 differs from the federal statutory rate primarily due to the release of a liability for unrecognized tax benefits and tax rate change resulting from the Tax Cuts and Jobs Act of 2017, or the “Jobs Act”, passed on December 22, 2017. The Jobs Act resulted in significant changes to the Internal Revenue Code. The Jobs Act reduces the federal corporate income tax rate from 35% to 21% effective for tax periods beginning after December 31, 2017; changes U.S international taxation from a worldwide tax system to a territorial system; and imposes a one-time transition tax on untaxed cumulative foreign earnings and profits as of December 31, 2017. The Act also includes provisions for the elimination of the Alternative Minimum Tax, or AMT, among other changes. The previously recorded deferred tax asset for AMT credits of $1.8 million, which are now refundable credits under the provisions of the Jobs Act, was recorded as a long-term receivable and included in Other assets in the consolidated balance sheets. We have also remeasured the deferred tax assets and liabilities based on the rate at which they are expected to reverse in the future and recorded a $29.4 million benefit as a result of this remeasurement.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, together with net operating loss and tax credit carry forwards. Significant components of our deferred tax assets were as follows (in thousands):

	December 31, 2016	December 31, 2017
Deferred tax assets:
Accruals and reserves	$2,242	$2,499
Stock-based compensation	2,960	2,443
Intangible assets	1,464	448
Net operating losses	9,337	12,055
Tax credits	4,399	3,569
Other	70	178
Total deferred tax assets	20,472	21,192
Deferred tax liabilities:
Commissions receivable	(93,538)	(64,911)
Intangible assets	(2,133)	(1,083)
Fixed assets	—	(55)
Total deferred tax liabilities	(95,671)	(66,049)
Net deferred tax liabilities	$(75,199)	$(44,857)

Assessing the realizability of our deferred tax assets is dependent upon several factors, including the likelihood and amount, if any, of future taxable income in relevant jurisdictions during the periods in which those temporary differences become deductible. We forecast taxable income by considering all available positive and negative evidence, including our history of operating income and losses and our financial plans and estimates that we use to manage the business. These assumptions require significant judgment about future taxable income.

Prior to the adoption of ASC 606, we primarily recognized revenue from commissions as cash was received for both GAAP and tax accounting purposes. Upon adopting Topic 606 on January 1, 2018, a commission receivable asset was recognized for the lifetime value of commissions expected to be received for members. This represented a significant acceleration of revenue recognition for GAAP purposes while the related cash is expected to be collected over several years. Thus, we concluded that for tax accounting purposes, revenue would continue to be recognized as we collect cash. The difference between the GAAP and tax basis of accounting results in a significant deferred tax liability related to the commissions receivable recognized, which is a source of income that can be used when assessing the realizability of our U.S. deferred tax assets. We concluded that our deferred tax liabilities are sufficient to support the realizability of our deferred tax assets and accordingly reversed our previously recorded valuation allowance as of January 1, 2015, the earliest period to which the retrospective the adoption of Topic 606 was applied. Based on our history of earnings and projected future taxable income, all deferred taxes are considered more likely than not to be realized.

We had net operating loss carry forwards at December 31, 2017 of approximately $39.7 million and $60.0 million

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for federal income tax and state income tax purposes, respectively. Federal and state net operating loss carry forwards begin expiring in 2034 and 2020, respectively. At December 31, 2017, we had tax credit carry forwards of approximately $3.0 million and $4.2 million for federal income tax and state income tax purposes, respectively. The Federal tax credit carry forwards begin expiring in 2021. The state tax credits carry forward indefinitely.

Utilization of the net operating loss ("NOL") carryforwards and credits may be subject to a substantial annual limitation due to ownership changes that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and similar state provisions. These ownership change limitations may limit the amount of NOL carryforwards and other tax attributes that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points (by value) of the outstanding stock of a company by certain stockholders.
A reconciliation of the beginning and ending amount of our unrecognized tax benefits is as follows (in thousands):

Unrecognized Tax Benefits
Balance at December 31, 2014	$6,756
Increases based on tax positions related to the prior year	344
Decreases based on tax positions related to the prior year	(24)
Lapse of statute of limitations	(1,301)
Additions based on tax positions related to the current year	409
Balance at December 31, 2015	$6,184
Lapse of statute of limitations	(1,236)
Additions based on tax positions related to the current year	305
Balance at December 31, 2016	5,253
Decreases based on tax positions related to the prior year	(862)
Lapse of statute of limitations	(1,637)
Additions based on tax positions related to the current year	342
Balance at December 31, 2017	$3,096

Tax positions are evaluated in a two-step process. We first determine whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2017, the total amount of gross unrecognized tax benefits was $3.1 million, of which a nominal amount, if recognized, would impact our effective tax rate. As of December 31, 2016, the total amount of gross unrecognized tax benefits was $5.3 million, of which $1.6 million, if recognized, would impact our effective tax rate.

We record interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2017, we had an immaterial amount accrued for estimated interest related to uncertain tax positions. We did not record an accrual for penalties.

Included in the balance of income tax liabilities, accrued interest, and accrued penalties at December 31, 2017 is a nominal amount related to tax positions for which it is reasonably possible that the statute of limitations will expire in various jurisdictions and income tax exams will close within the next twelve months.

We are subject to taxation in various jurisdictions, including federal, state and foreign. Our federal and state income tax returns are generally not subject to examination by taxing authorities for fiscal years before 2007 due to our net operating losses. The examination of our 2009 and 2010 California income tax returns by the California Franchise Tax Board was

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

completed in the first quarter of 2017. We assessed the impact on our unrecognized tax benefits for all open years and recorded any necessary adjustments in the first quarter of 2017.

Note 6 - Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Diluted net income per share is computed giving effect to all potential dilutive common stock equivalent shares, including options and restricted stock units. The dilutive effect of outstanding awards is reflected in diluted net income per share by application of the treasury stock method.

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2016	2017
Basic:
Numerator:
Net income	$3,964	$304	$25,426
Denominator:
Net weighted-average number of common stock shares outstanding	18,008	18,272	18,512
Net income per share—basic:	$0.22	$0.02	$1.37
Diluted:
Numerator:
Net income	$3,964	$304	$25,426
Denominator:
Net weighted average number of common stock shares outstanding	18,008	18,272	18,512
Dilutive effect of common stock	78	42	535
Total common stock shares used in per share calculation	18,086	18,314	19,047
Net income per share—diluted	$0.22	$0.02	$1.33

For each of the years ended December 31, 2015,  2016 and 2017, we had securities outstanding that could potentially dilute earnings per share, but the shares from the assumed conversion or exercise of these securities were excluded in the computation of diluted net income per share as their effect would have been anti-dilutive. The number of outstanding anti-dilutive shares that were excluded from the computation of diluted net income per share consisted of the following (in thousands):

	Year Ended December 31,
	2015	2016	2017
Common stock options	1,484	1,222	908
Restricted stock units	866	768	1,296
Total	2,350	1,990	2,204

Note 7 - Commitments and Contingencies

Legal Proceedings

On January 26, 2017, a purported class action lawsuit was filed against us in the Superior Court of the State of California, County of Santa Clara.  The complaint alleges that we negligently failed to take necessary precautions required to protect from unauthorized disclosure of personally identifiable information contained on 2016 Form W-2s for current and former employees.  The complaint purports to allege causes of action against us for negligence, violation of Section 17200 et seq. of the California Business & Professions Code, declaratory relief and breach of implied contract.  The complaint seeks actual damages, punitive damages, statutory damages, costs, including experts’ fees and attorneys’ fees, pre-judgment and post-judgment interest as prescribed by law and equitable, injunctive and declaratory relief as appropriate.  In April 2017, an additional purported class action lawsuit was filed against us in the Superior Court of State of California, County of Santa Clara, relating to the same circumstances.  The second complaint purports to allege causes of action against us for negligence, violation of California Customer Records Act (California Civil Code Section 1798.80 et seq.), violation of the California Confidentiality of Medical Information Act (California Civil Code Section 56 et seq.), invasion of privacy by public disclosure of private facts, breach of confidentiality and violation of the California Unfair Competition Law (California Business & Professions Code Section 17200 et seq.).  The causes of action for violations of the California Customer Records Act and the California Confidentiality of Medical Information Act were dismissed without prejudice. The second complaint seeks actual damages, statutory damages, restitution, disgorgement, equitable, injunctive and declaratory relief, costs, including experts’ fees and attorneys’ fees and costs of prosecuting the action, and pre-judgment and post-judgment interest as prescribed by law.  In July 2017, we entered into a binding settlement term sheet where we and the plaintiffs in each of the above-described cases agreed to enter into a settlement, pursuant to which we would receive a release of all claims that were or could have been alleged related to the unauthorized disclosure at issue in each of the cases.  In exchange for the release, we agreed to (i) pay, subject to an aggregate cap of $250,000, up to $2,500 to each impacted individual for reasonable, documented out-of-pocket losses or expenses related to the data security incident; (ii) offer to individuals who signed up for identity theft protection that we offered at the time of the incident a one-year extension of the identity theft protection; (iii) offer to individuals who did not sign up for identity theft protection that we offered at the time of the incident three-years of identity theft protection; and (iv) not oppose a request by class counsel for attorneys’ fees, costs and class representative enhancements of up to $245,000 in the aggregate.  In December 2017, the Company entered into a joint stipulation for settlement of class action consistent with the settlement term sheet. The terms of the settlement are subject to a hearing and court approval.  As of December 31, 2017, we recorded an accrual for estimated potential damages in our consolidated financial statements.

Operating Lease Obligations

We lease our operating facilities and certain of our equipment and furniture and fixtures under various operating leases, the latest of which expires in July 2023. Certain of these leases have free or escalating rent payment provisions. We recognize rent expense on our operating leases on a straight-line basis over the terms of the leases, although actual cash payment obligations under certain of these agreements fluctuate over the terms of the agreements.

In March 2012, we entered into an agreement to lease a building in Mountain View, California, adjacent to our headquarters office. The term of the operating lease is ten years from the date the building was delivered to us in August 2013. The base rent increases annually by 3%. As of December 31, 2017, future minimum payments related to this operating lease totaled $4.2 million over the remaining term of the lease plus our proportionate share of certain operating expenses, insurance costs and taxes for each calendar year during the lease.

In April 2013, we entered into an agreement to lease approximately 20,000 square feet of office space in Westford, Massachusetts. The lease commenced in July 2013 and is for a term of 5 years and 3 months. As of December 31, 2017, future minimum payments totaled approximately $0.4 million over the remaining term of the lease.

In August 2014, we renewed our agreement to lease and expanded to approximately 50,000 square feet of office space in Gold River, California. The lease commenced in August 2014 and is for a term of 4 years and 5 months. In 2015, we vacated approximately 11,200 square feet of this leased office space as a result of a workforce reduction. We reoccupied approximately 5,400 square feet of this previously vacated office space in 2016. As of December 31, 2017, future minimum payments totaled approximately $3.4 million over the remaining term of the lease.

In August 2017, we entered into an agreement to amend our lease on approximately 28,000 square feet of office space in South Jordan, Utah. This amendment extends the term of this facility lease by five years, three months, from January 2018 to March 2023. As of December 31, 2017, future minimum lease payments under this lease amendment totaled approximately $3.4 million over the remaining term of the lease.

Total rent expense under all operating leases was approximately $5.4 million, $4.5 million and $4.6 million for the years ended December 31, 2015, 2016 and 2017, respectively.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Service and Licensing Obligations

We have entered into service and licensing agreements with third party vendors to provide various services, including network access, equipment maintenance and software licensing. The terms of these services and licensing agreements are generally up to three years. As the benefits of these agreements are experienced uniformly over the applicable contractual periods, we record the related service and licensing expenses on a straight-line basis, although actual cash payment obligations under certain of these agreements fluctuate over the terms of the agreements.

 The following table presents a summary of our future minimum payments under non-cancellable operating lease agreements and contractual service and licensing obligations as of December 31, 2017 (in thousands):

Years Ending December 31,	Operating Lease Obligations	Service and Licensing Obligations	Total Obligations
2018	$3,617	$1,998	$5,615
2019	2,996	861	3,857
2020	2,994	330	3,324
2021	1,457	—	1,457
2022	1,501	—	1,501
Thereafter	651	—	651
Total	$13,216	$3,189	$16,405

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Operating Segments, Geographic Information and Significant Customers

Operating Segments

The following table presents summary results of our operating segments for the year ended December 31, 2015, 2016 and 2017 (in thousands):

	Year Ended December 31,
	2015	2016	2017
Revenue
Medicare	$98,038	$122,156	$142,448
Individual, Family and Small Business	105,309	71,168	48,258
Total revenue	$203,347	$193,324	$190,706

Segment profit
Medicare segment profit	$13,598	$10,394	$22,137
Individual, Family and Small Business segment profit	38,654	33,050	9,573
Total segment profit	52,252	43,444	31,710
Corporate	(25,135)	(29,073)	(26,970)
Stock-based compensation expense	(6,889)	(7,266)	(9,694)
Depreciation and amortization	(4,148)	(3,539)	(2,837)
Restructuring (charge) benefit	(4,541)	297	—
Acquisition costs	—	—	(621)
Amortization of intangible assets	(1,153)	(1,040)	(1,040)
Other income, net	1,285	1,149	1,182
Income (loss) before provision (benefit) for income taxes	$11,671	$3,972	$(8,270)

There are no internal revenue transactions between our operating segments. Our CODM does not separately evaluate assets by segment, and therefore assets by segment are not presented.

Geographic Information

Our long-lived assets consisted primarily of property and equipment, internally-developed software, goodwill and other indefinite-lived intangible assets and finite-lived intangible assets. Our long-lived assets are attributed to the geographic location in which they are located. Long-lived assets by geographical area as of December 31, 2016 and December 31, 2017 were as follows (in thousands):

	December 31, 2016	December 31, 2017
United States	$32,162	$32,876
China	391	550
Total	$32,553	$33,426

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant Customers

Substantially all revenue for the years ended December 31, 2015, 2016 and 2017 was generated from customers located in the United States. Carriers representing 10% or more of our total revenue for the years ended December 31, 2015, 2016 and 2017 are presented in the table below:

	Year Ended December 31,
	2015	2016	2017
Humana	23%	22%	20%
UnitedHealthcare [1]	12%	19%	23%
Aetna [2]	11%	11%	10%

(1)	UnitedHealthcare also includes other carriers owned by UnitedHealthcare.

(2)	Aetna includes other carriers owned by Aetna.

Note 9 – Selected Quarterly Financial Data (Unaudited)

Selected summarized quarterly financial information for 2016 and 2017 is as follows (in thousands, except per share amounts):

For the Year Ended December 31, 2017	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenue	$41,556	$34,566	$31,466	$83,118	$190,706
Income (loss) from operations	(4,113)	(10,468)	(15,673)	20,802	(9,452)
Net income (loss)	1,080	(1,506)	(2,176)	28,028	25,426
Net income (loss) per share:
Basic	$0.06	$(0.08)	$(0.12)	$1.50	$1.37
Diluted	$0.06	$(0.08)	$(0.12)	$1.47	$1.33

For the Year Ended December 31, 2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenue	$51,411	$35,856	$28,642	$77,415	$193,324
Income (loss) from operations	3,149	(6,989)	(10,078)	16,741	2,823
Net income (loss)	(795)	1,495	3,448	(3,844)	304
Net income (loss) per share:
Basic	$(0.04)	$0.08	$0.19	$(0.21)	$0.02
Diluted	$(0.04)	$0.08	$0.19	$(0.21)	$0.02

Note 10 – Adoption Impact of New Revenue Standard

As discussed in Note 1 Summary of Significant Accounting Policies, the FASB issued ASU 2014-09 in
2014, which, as amended, created ASC 606. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also contains significant new disclosure requirements regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. We adopted ASC 606 effective January 1, 2018, on a retrospective basis. We have applied the standard to all contracts.

We reviewed our sales compensation plans, which are directed at converting leads into approved members, and concluded that they are fulfillment costs and not costs to obtain a contract with a health insurance carrier, which we define as our customer. Additionally, we reviewed compensation plans related to personnel responsible for identifying new health insurance carriers and entering into contracts with new health insurance carriers and concluded that no incremental costs are incurred to obtain such contracts.

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the impact of the adoption of ASC 606 on our previously reported historical results for the periods presented (in thousands):

2016 Balance Sheet Impact
	December 31, 2016
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Assets
Current assets:
Cash and cash equivalents	$61,781	$—	$61,781
Accounts receivable	9,213	(7,265)	1,948
Commissions receivable - current	—	104,726	104,726
Prepaid expenses and other current assets	5,148	(1,071)	4,077
Total current assets	76,142	96,390	172,532
Commissions receivable - non-current	—	153,051	153,051
Property and equipment, net	5,608	—	5,608
Other assets	4,473	(666)	3,807
Intangible assets, net	8,580	—	8,580
Goodwill	14,096	—	14,096
Total assets	$108,899	$248,775	$357,674
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,112	$—	$5,112
Accrued compensation and benefits	10,920	—	10,920
Accrued marketing expenses	7,158	900	8,058
Other current liabilities	4,734	(3,086)	1,648
Total current liabilities	27,924	(2,186)	25,738
Deferred income taxes - non-current	—	75,403	75,403
Other non-current liabilities	3,374	879	4,253
Stockholders' equity:
Common stock	29	—	29
Additional paid-in-capital	272,778	—	272,778
Treasury stock, at cost	(199,998)	—	(199,998)
Retained earnings	4,616	174,682	179,298
Accumulated other comprehensive income	176	(3)	173
Total stockholders' equity	77,601	174,679	252,280
Total liabilities and stockholders' equity	$108,899	$248,775	$357,674

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2017 Balance Sheet Impact
	December 31, 2017
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Assets
Current assets:
Cash and cash equivalents	$40,293	$—	$40,293
Accounts receivable	9,894	(8,419)	1,475
Commissions receivable - current	—	109,666	109,666
Prepaid expenses and other current assets	4,845	(540)	4,305
Total current assets	55,032	100,707	155,739
Commissions receivable - non-current	—	169,751	169,751
Property and equipment, net	4,705	—	4,705
Other assets	7,317	(30)	7,287
Intangible assets, net	7,540	—	7,540
Goodwill	14,096	—	14,096
Total assets	$88,690	$270,428	$359,118
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,246	$—	$3,246
Accrued compensation and benefits	15,498	—	15,498
Accrued marketing expenses	4,088	605	4,693
Other current liabilities	3,815	(1,807)	2,008
Total current liabilities	26,647	(1,202)	25,445
Deferred income taxes - non-current	—	45,089	45,089
Other non-current liabilities	900	1,020	1,920
Stockholders' equity:
Common stock	30	—	30
Additional paid-in-capital	281,706	—	281,706
Treasury stock, at cost	(199,998)	—	(199,998)
Retained earnings	(20,796)	225,520	204,724
Accumulated other comprehensive income	201	1	202
Total stockholders' equity	61,143	225,521	286,664
Total liabilities and stockholders' equity	$88,690	$270,428	$359,118

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Income Statement Impact
	Year Ended December 31, 2015
Statement of Operations	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue:
Commission	$171,257	$13,676	$184,933
Other	18,284	130	18,414
Total revenue	189,541	13,806	203,347
Operating costs and expenses:
Cost of revenue	4,178	(2,231)	1,947
Marketing and advertising	75,571	—	75,571
Customer care and enrollment	43,159	—	43,159
Technology and content	36,351	—	36,351
General and administrative	30,239	—	30,239
Restructuring charges (benefit)	4,541	—	4,541
Amortization of intangible assets	1,153	—	1,153
Total operating costs and expenses	195,192	(2,231)	192,961
Income (loss) from operations	(5,651)	16,037	10,386
Other income, net	45	1,240	1,285
Income (loss) before income taxes	(5,606)	17,277	11,671
Provision (benefit) for income taxes	(843)	8,550	7,707
Net income (loss)	$(4,763)	$8,727	$3,964

Net income (loss) per basic share	$(0.26)	$0.48	$0.22
Net income (loss) per diluted share	$(0.26)	$0.48	$0.22

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2016 Income Statement Impact
	Year Ended December 31, 2016
Statement of Operations	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue:
Commission	$170,850	$6,384	$177,234
Other	16,110	(20)	16,090
Total revenue	186,960	6,364	193,324
Operating costs and expenses:
Cost of revenue	3,176	(2,314)	862
Marketing and advertising	72,213	—	72,213
Customer care and enrollment	48,718	—	48,718
Technology and content	32,749	—	32,749
General and administrative	35,216	—	35,216
Restructuring charges (benefit)	(297)	—	(297)
Amortization of intangible assets	1,040	—	1,040
Total operating costs and expenses	192,815	(2,314)	190,501
Income (loss) from operations	(5,855)	8,678	2,823
Other income, net	102	1,047	1,149
Income (loss) before income taxes	(5,753)	9,725	3,972
Provision (benefit) for income taxes	(871)	4,539	3,668
Net income (loss)	$(4,882)	$5,186	$304

Net income (loss) per basic share	$(0.27)	$0.29	$0.02
Net income (loss) per diluted share	$(0.27)	$0.29	$0.02

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2017 Income Statement Impact
	Year Ended December 31, 2017
Statement of Operations	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue:
Commission	$158,424	$18,459	$176,883
Other	13,931	(108)	13,823
Total revenue	172,355	18,351	190,706
Operating costs and expenses:
Cost of revenue	2,273	(1,691)	582
Marketing and advertising	65,874	—	65,874
Customer care and enrollment	59,183	—	59,183
Technology and content	32,889	—	32,889
General and administrative	39,969	—	39,969
Acquisition costs	621	—	621
Amortization of intangible assets	1,040	—	1,040
Total operating costs and expenses	201,849	(1,691)	200,158
Income (loss) from operations	(29,494)	20,042	(9,452)
Other income, net	327	855	1,182
Income (loss) before income taxes	(29,167)	20,897	(8,270)
Benefit from income taxes	(3,755)	(29,941)	(33,696)
Net income (loss)	$(25,412)	$50,838	$25,426

Net income (loss) per basic share	$(1.37)	$2.74	$1.37
Net income (loss) per diluted share	$(1.37)	$2.70	$1.33

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Operating Segment Impact
	Year Ended December 31, 2015
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue
Medicare segment revenue	$63,163	$34,875	$98,038
Individual, Family and Small Business segment revenue	126,378	(21,069)	105,309
Total revenue	$189,541	$13,806	$203,347

Segment profit (loss)
Medicare segment profit (loss)	$(23,284)	$36,882	$13,598
Individual, Family and Small Business segment profit	59,499	(20,845)	38,654
Total segment profit	36,215	16,037	52,252
Corporate	(25,135)	—	(25,135)
Stock-based compensation expense	(6,889)	—	(6,889)
Depreciation and amortization	(4,148)	—	(4,148)
Restructuring (charge) benefit	(4,541)	—	(4,541)
Amortization of intangible assets	(1,153)	—	(1,153)
Other income, net	45	1,240	1,285
Income (loss) before provision (benefit) for income taxes	$(5,606)	$17,277	$11,671

2016 Operating Segment Impact
	Year Ended December 31, 2016
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue
Medicare segment revenue	$80,269	$41,887	$122,156
Individual, Family and Small Business segment revenue	106,691	(35,523)	71,168
Total revenue	$186,960	$6,364	$193,324

Segment profit (loss)
Medicare segment profit (loss)	$(33,141)	$43,535	$10,394
Individual, Family and Small Business segment profit	67,905	(34,855)	33,050
Total segment profit	34,764	8,680	43,444
Corporate	(29,071)	(2)	(29,073)
Stock-based compensation expense	(7,266)	—	(7,266)
Depreciation and amortization	(3,539)	—	(3,539)
Restructuring (charge) benefit	297	—	297
Amortization of intangible assets	(1,040)	—	(1,040)
Other income, net	102	1,047	1,149
Income (loss) before provision (benefit) for income taxes	$(5,753)	$9,725	$3,972

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2017 Operating Segment Impact
	Year Ended December 31, 2017
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Revenue
Medicare segment revenue	$102,584	$39,864	$142,448
Individual, Family and Small Business segment revenue	69,771	(21,513)	48,258
Total revenue	$172,355	$18,351	$190,706

Segment profit (loss)
Medicare segment profit (loss)	$(18,760)	$40,897	$22,137
Individual, Family and Small Business segment profit	30,427	(20,854)	9,573
Total segment profit	11,667	20,043	31,710
Corporate	(26,969)	(1)	(26,970)
Stock-based compensation expense	(9,694)	—	(9,694)
Depreciation and amortization	(2,837)	—	(2,837)
Acquisition costs	(621)		(621)
Amortization of intangible assets	(1,040)	—	(1,040)
Other income, net	327	855	1,182
Income (loss) before provision (benefit) for income taxes	$(29,167)	$20,897	$(8,270)

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Cash Flow Impact - Operating Activities
	Year Ended December 31, 2015
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Operating activities
Net income (loss)	$(4,763)	$8,727	$3,964
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,148	—	4,148
Amortization of internally developed software	627	—	627
Amortization of book-of-business consideration	2,006	(2,006)	—
Amortization of intangible assets	1,153	—	1,153
Stock-based compensation expense	7,002	—	7,002
Deferred income taxes	101	8,550	8,651
Other non-cash items	106	—	106
Changes in operating assets and liabilities:
Accounts receivable	(1,447)	397	(1,050)
Commissions receivable	—	(15,050)	(15,050)
Prepaid expenses and other assets	997	—	997
Accounts payable	(2,949)	—	(2,949)
Accrued compensation and benefits	6,180	—	6,180
Accrued marketing expenses	1,991	(126)	1,865
Deferred revenue	(642)	(128)	(770)
Accrued restructuring charges	433	—	433
Other current liabilities	(1,247)	(364)	(1,611)
Net cash provided by operating activities	$13,696	$—	$13,696

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2016 Cash Flow Impact - Operating Activities
	Year Ended December 31, 2016
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Operating activities
Net income (loss)	$(4,882)	$5,186	$304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,539	—	3,539
Amortization of internally developed software	936	—	936
Amortization of book-of-business consideration	1,649	(1,649)	—
Amortization of intangible assets	1,040	—	1,040
Stock-based compensation expense	7,266	—	7,266
Deferred income taxes	114	4,538	4,652
Other non-cash items	(233)	90	(143)
Changes in operating assets and liabilities:
Accounts receivable	434	1,129	1,563
Commissions receivable	—	(8,032)	(8,032)
Prepaid expenses and other assets	(486)	—	(486)
Accounts payable	2,227	—	2,227
Accrued compensation and benefits	(3,466)	—	(3,466)
Accrued marketing expenses	(3,540)	(366)	(3,906)
Deferred revenue	567	20	587
Accrued restructuring charges	(433)	—	(433)
Other current liabilities	(649)	(916)	(1,565)
Net cash provided by operating activities	$4,083	$—	$4,083

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2017 Cash Flow Impact - Operating Activities
	Year Ended December 31, 2017
	As Reported	ASC 606 Adoption Adjustment	As Adjusted
Operating activities
Net income (loss)	$(25,412)	$50,838	$25,426
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,837	—	2,837
Amortization of internally developed software	1,464	—	1,464
Amortization of book-of-business consideration	1,167	(1,167)	—
Amortization of intangible assets	1,040	—	1,040
Stock-based compensation expense	9,694	—	9,694
Deferred income taxes	(401)	(29,940)	(30,341)
Other non-cash items	(101)	—	(101)
Changes in operating assets and liabilities:
Accounts receivable	(681)	1,154	473
Commissions receivable	—	(21,640)	(21,640)
Prepaid expenses and other assets	(1,933)	—	(1,933)
Accounts payable	(1,866)	—	(1,866)
Accrued compensation and benefits	4,578	—	4,578
Accrued marketing expenses	(3,070)	(295)	(3,365)
Deferred revenue	(574)	108	(466)
Accrued restructuring charges	—	—	—
Other current liabilities	(2,283)	942	(1,341)
Net cash used in operating activities	$(15,541)	$—	$(15,541)

Note 11 – Subsequent Events

GoMedigap Acquisition

On January 22, 2018, we completed our acquisition of all outstanding membership interests of Wealth, Health and Life Advisors, LLC, more commonly known as GoMedigap, a technology-enabled provider of Medicare Supplement enrollment services. The acquisition price primarily consisted of cash of $15.0 million, less $0.1 million cash acquired, and approximately 294,637 shares of our common stock. In addition, we are obligated to pay an additional $20 million in cash and 589,275 shares of our common stock, subject to the terms of the acquisition agreement and upon final determination of the achievement of certain milestones in 2018 and 2019.

Restructuring Activities
On February 25, 2018, our Board of Directors approved a plan to close our sales call center in Massachusetts and to terminate the employment of other employees in other locations. As part of this plan, we expect to eliminate approximately 110 full-time positions, representing approximately 10% of our workforce, primarily within customer care and enrollment. We expect to incur approximately $2.0 million to $2.4 million for employee termination benefits and related costs as well as approximately $0.3 million to $0.5 million in contract termination and other restructuring charges. Substantially all of the restructuring charges are expected to result in cash expenditures. These restructuring charges were recorded in the first half of 2018, when the activities comprising the plan were completed.
Line of Credit Agreement
On September 17, 2018, we entered into a Credit Agreement with Royal Bank of Canada (“RBC”), as administrative agent and collateral agent (the “Credit Agreement”). The Credit Agreement provides for a $40.0 million secured asset-backed

EHEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

revolving credit facility with a $5.0 million letter of credit subfacility. The commitments under the Credit Agreement expire on September 17, 2021. The borrowing base under the Credit Agreement is comprised of an amount equal to (a) the lesser of (i) eighty percent (80%) of Eligible Commissions Receivables (as defined in the Credit Agreement) we actually collected by during the immediately preceding period of three months or (ii) eighty percent (80%) of our Eligible Commission Receivables for the immediately succeeding period of three months, plus (b) fifty percent (50%) of our Eligible Commission Receivables for the immediately succeeding period of six months (excluding the immediately succeeding period of three months), in each case subject to reserves established by RBC (the “Borrowing Base”). The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Borrowers have the right to prepay the loans under the Credit Agreement in whole or in part at any time without penalty. Subject to availability under the Borrowing Base, amounts repaid may be reborrowed. Availability under the credit facility is up to the lesser of $40.0 million or the Borrowing Base, which may be reduced from time to time pursuant to the Credit Agreement. In addition, the Credit Agreement contains a financial covenant requiring that we maintain Excess Availability (as defined in the Credit Agreement) at or above $6.0 million at any time. On November 23, 2018, we borrowed $5.0 million under the credit facility.